                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                  EXCHANGE ACT OF 1934 (AMENDMENT NO.       )

FILED BY THE REGISTRANT [X]       FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

--------------------------------------------------------------------------------

Check the appropriate box:
[ ] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                         FIRSTFED AMERICA BANCORP, INC
                (Name of Registrant as Specified In Its Charter)


                   (Name of Person(s) Filing Proxy Statement)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1) Title of each class of securities to which transaction applies:

    2) Aggregate number of securities to which transaction applies:

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    4) Proposed maximum aggregate value of transaction:

    5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

    2) Form, Schedule or Registration Statement No.:

    3) Filing Party:

    4) Date Filed:

--------------------------------------------------------------------------------

                         FIRSTFED AMERICA BANCORP, INC.
                               ONE FIRSTFED PARK
                          SWANSEA, MASSACHUSETTS 02777
                                 (508) 679-8181

                                                                   June 15, 1998

Fellow Shareholders:

     You are cordially invited to attend the 1998 annual meeting of shareholders (the "Annual Meeting") of FIRSTFED AMERICA BANCORP, INC. (the "Company"), the holding company for First Federal Savings Bank of America (the "Bank"), Swansea, Massachusetts, which will be held on July 21, 1998 at 2:00 p.m., Eastern Time, at The Westin Hotel, One West Exchange Street, Providence, Rhode Island 02903.

     The attached Notice of the Annual Meeting and the Proxy Statement describe the business to be transacted at the Annual Meeting. Directors and officers of the Company as well as a representative of KPMG Peat Marwick LLP, the Company's independent auditors, will be present at the Annual Meeting to respond to any questions that our shareholders may have regarding the business to be transacted.

     The Board of Directors of the Company has determined that matters to be considered at the Annual Meeting are in the best interests of the Company and its shareholders. FOR THE REASONS SET FORTH IN THE PROXY STATEMENT, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" EACH OF THE NOMINEES AS DIRECTORS SPECIFIED UNDER PROPOSAL 1 AND THAT YOU VOTE "FOR" PROPOSALS 2, 3
AND 4.

     PLEASE SIGN AND RETURN THE ENCLOSED PROXY CARD PROMPTLY. YOUR COOPERATION IS APPRECIATED SINCE A MAJORITY OF THE COMMON STOCK MUST BE REPRESENTED, EITHER IN PERSON OR BY PROXY, TO CONSTITUTE A QUORUM FOR THE CONDUCT OF BUSINESS AT THE ANNUAL MEETING.

     On behalf of the Board of Directors and all of the employees of the Company and the Bank, I thank you for your continued interest and support.


                                          Sincerely yours,


                                          /s/ Robert F. Stoico

                                          Robert F. Stoico
                                          Chairman of the Board, President
                                          and Chief Executive Officer

                         FIRSTFED AMERICA BANCORP, INC.
                               ONE FIRSTFED PARK
                          SWANSEA, MASSACHUSETTS 02777

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON JULY 21, 1998

                            ------------------------

     NOTICE IS HEREBY GIVEN that the annual meeting of shareholders (the "Annual Meeting") of FIRSTFED AMERICA BANCORP, INC. (the "Company"), the holding company for First Federal Savings Bank of America (the "Bank"), will be held on July 21, 1998 at 2:00 p.m., Eastern Time, at The Westin Hotel, One West Exchange Street, Providence, Rhode Island 02903.

     The purpose of the Annual Meeting is to consider and vote upon the following matters:

          1. The election of two directors to a three-year term of office;

          2. The ratification of certain amendments to the FIRSTFED AMERICA BANCORP, INC. 1997 Stock-Based Incentive Plan.

          3. The ratification of the FIRSTFED AMERICA BANCORP, INC. 1998 Stock Option Plan.

          4. The ratification of the appointment of KPMG Peat Marwick LLP as independent auditors of the Company for the fiscal year ending March 31, 1999; and

          5. Such other matters as may properly come before the meeting and at any adjournments thereof, including whether or not to adjourn the meeting.

     The Board of Directors has established June 5, 1998, as the record date for the determination of shareholders entitled to receive notice of and to vote at the Annual Meeting and at any adjournments thereof. Only record holders of the common stock of the Company as of the close of business on such record date will be entitled to vote at the Annual Meeting or any adjournments thereof. In the event there are not sufficient votes for a quorum or to approve the foregoing proposals at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit further solicitation of proxies by the Company. A list of shareholders entitled to vote at the Annual Meeting will be available at FIRSTFED AMERICA BANCORP, INC., ONE FIRSTFED PARK, Swansea, Massachusetts 02777, for a period of ten days prior to the Annual Meeting and will also be available at the Annual Meeting itself.

                                          By Order of the Board of Directors

                                          /s/ Cecilia R. Viveiros

                                          Cecilia R. Viveiros
                                          Corporate Secretary

Swansea, Massachusetts
June 15, 1998

                         FIRSTFED AMERICA BANCORP, INC.

                            ------------------------

                                PROXY STATEMENT
                         ANNUAL MEETING OF SHAREHOLDERS
                                 JULY 21, 1998

                            ------------------------

SOLICITATION AND VOTING OF PROXIES

     This Proxy Statement is being furnished to shareholders of FIRSTFED AMERICA BANCORP, INC. (the "Company") in connection with the solicitation by the Board of Directors ("Board of Directors" or "Board") of proxies to be used at the annual meeting of shareholders (the "Annual Meeting"), to be held on July 21, 1998, at 2:00 p.m., Eastern Time, at The Westin Hotel, One West Exchange Street, Providence, Rhode Island 02903, and at any adjournments thereof. The 1998 Annual Report to Stockholders, including the consolidated financial statements of the Company for the fiscal year ended March 31, 1998, accompanies this Proxy Statement which is first being mailed to record holders on or about June 15, 1998.

     Regardless of the number of shares of common stock owned, it is important that record holders of a majority of the shares be represented by proxy or in person at the Annual Meeting. Shareholders are requested to vote by completing the enclosed proxy card and returning it signed and dated in the enclosed postage-paid envelope. Shareholders are urged to indicate their vote in the spaces provided on the proxy card. PROXIES SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY WILL BE VOTED BY THE BOARD OF DIRECTORS IN ACCORDANCE WITH THE DIRECTIONS GIVEN THEREIN. WHERE NO INSTRUCTIONS ARE INDICATED, SIGNED PROXY CARDS WILL BE VOTED "FOR" THE ELECTION OF THE NOMINEES FOR DIRECTOR NAMED IN THIS PROXY STATEMENT, "FOR" THE RATIFICATION OF CERTAIN AMENDMENTS TO THE FIRSTFED AMERICA BANCORP, INC. 1997 STOCK-BASED INCENTIVE PLAN, "FOR" THE RATIFICATION OF THE FIRSTFED AMERICA BANCORP, INC. 1998 STOCK OPTION PLAN AND "FOR" THE RATIFICATION OF KPMG PEAT MARWICK LLP AS INDEPENDENT AUDITORS OF THE COMPANY FOR THE FISCAL YEAR ENDING MARCH 31, 1999.

     Other than the matters listed on the attached Notice of Annual Meeting of Shareholders, the Board of Directors knows of no additional matters that will be presented for consideration at the Annual Meeting. EXECUTION OF A PROXY, HOWEVER, CONFERS ON THE DESIGNATED PROXY HOLDERS DISCRETIONARY AUTHORITY TO VOTE THE SHARES IN ACCORDANCE WITH THEIR BEST JUDGMENT ON SUCH OTHER BUSINESS, IF ANY, THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING AND AT ANY ADJOURNMENTS THEREOF, INCLUDING WHETHER OR NOT TO ADJOURN THE ANNUAL MEETING.

     A proxy may be revoked at any time prior to its exercise by filing a written notice of revocation with the Corporate Secretary of the Company, by delivering to the Company a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person. However, if you are a shareholder whose shares are not registered in your own name, you will need appropriate documentation from your record holder to attend the Annual Meeting and vote personally at the Annual Meeting.

     The cost of solicitation of proxies on behalf of management will be borne by the Company. In addition to the solicitation of proxies by mail, Kissel-Blake Inc., a proxy solicitation firm, will assist the Company in soliciting proxies for the Annual Meeting and will be paid a fee of $3,000, plus out-of-pocket expenses. Proxies may also be solicited personally or by telephone by directors, officers and other employees of the Company and its subsidiary, First Federal Savings Bank of America (the "Bank"), without additional compensation therefor. The Company will also request persons, firms and corporations holding shares in their names, or in the name of their nominees, which are beneficially owned by others, to send proxy material to, and obtain proxies from, such beneficial owners, and will reimburse such holders for their reasonable expenses in doing so.

VOTING SECURITIES

     The securities which may be voted at the Annual Meeting consist of shares of common stock of the Company ("Common Stock"), with each share entitling its owner to one vote on all matters to be voted on at the Annual Meeting, except as described below.

     The close of business on June 5, 1998, has been fixed by the Board of Directors as the record date (the "Record Date") for the determination of shareholders of record entitled to notice of and to vote at the Annual Meeting and at any adjournments thereof. The total number of shares of Common Stock outstanding on the Record Date was 8,271,794 shares.

     As provided in the Company's Certificate of Incorporation, for voting purposes, holders of Common Stock who beneficially own in excess of 10% of the outstanding shares of Common Stock (the "Limit") are not entitled to any vote in respect of the shares held in excess of the Limit and are not treated as outstanding for voting purposes. A person or entity is deemed to beneficially own shares owned by an affiliate of, as well as, by persons acting in concert with, such person or entity. The Company's Certificate of Incorporation authorizes the Board of Directors (i) to make all determinations necessary to implement and apply the Limit, including determining whether persons or entities are acting in concert, and (ii) to demand that any person who is reasonably believed to beneficially own stock in excess of the Limit to supply information to the Company to enable the Board of Directors to implement and apply the Limit.

     The presence, in person or by proxy, of the holders of at least a majority of the total number of shares of Common Stock entitled to vote (after subtracting any shares in excess of the Limit pursuant to the Company's Certificate of Incorporation) is necessary to constitute a quorum at the Annual Meeting. In the event that there are not sufficient votes for a quorum or to approve or ratify any proposal at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit the further solicitation of proxies.

     As to the election of directors (Proposal 1), the proxy card being provided by the Board of Directors enables a shareholder to vote "FOR" the election of the nominees proposed by the Board, or to "WITHHOLD" authority to vote for one or more of the nominees being proposed. Under Delaware law and the Company's Bylaws, directors are elected by a plurality of votes cast, without regard to either (i) broker non-votes or (ii) proxies as to which authority to vote for one or more of the nominees being proposed is withheld.

     As to the ratification of certain amendments to the FIRSTFED AMERICA BANCORP, INC. 1997 Stock-Based Incentive Plan (Proposal 2), by checking the appropriate box, you may: (i) vote "FOR" the item; (ii) vote "AGAINST" the item; or (iii) "ABSTAIN" with respect to the item.

     As to the ratification of the FIRSTFED AMERICA BANCORP, INC. 1998 Stock Option Plan (the "Stock Option Plan") (Proposal 3), by checking the appropriate box, you may: (i) vote "FOR" the item; (ii) vote "AGAINST" the item; or (iii) "ABSTAIN" with respect to the item.

     As to the ratification of KPMG Peat Marwick LLP as independent auditors of the Company (Proposal 4) and all other matters that may properly come before the Annual Meeting, by checking the appropriate box, a shareholder may (i) vote "FOR" the item, (ii) vote "AGAINST" the item, or (iii) "ABSTAIN" from voting on such item.

     Under the Company's Bylaws and Delaware law, an affirmative vote of the holders of a majority of the votes cast at the Annual Meeting on Proposals 2, 3 and 4 is required to constitute shareholder approval of each such Proposal. Shares underlying broker non-votes or in excess of the Limit will not be counted as present and entitled to vote or as votes cast and will have no effect on the vote.

     Proxies solicited hereby are to be returned to the Company's transfer agent, Registrar and Transfer Company ("RTC"). The Board of Directors has designated RTC to act as the inspector of election and tabulate the votes at the Annual Meeting. RTC is not otherwise employed by, or a director of, the Company or any of its affiliates. After the final adjournment of the Annual Meeting, the proxies will be returned to the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth information as to those persons believed by management to be beneficial owners of more than 5% of the Company's outstanding shares of Common Stock on the Record Date or as disclosed in certain reports received to date regarding such ownership filed by such persons with the Company and with the SEC, in accordance with Sections 13(d) and 13(g) of the Securities Exchange Act of 1934, as amended ("Exchange Act"). Other than those persons listed below, the Company is not aware of any person, as such term is defined in the Exchange Act, that owns more than 5% of the Company's Common Stock as of the Record Date.

                                                                                    AMOUNT
                                                                                     AND
                                                                                  NATURE OF
                                                  NAME AND ADDRESS                BENEFICIAL    PERCENT
           TITLE OF CLASS                        OF BENEFICIAL OWNER              OWNERSHIP     OF CLASS
           --------------                        -------------------              ----------    --------

Common Stock.........................  Wellington Management Company, LLP         1,189,800(1)   14.38%
                                       75 State Street
                                       Boston, Massachusetts 02109

Common Stock.........................  First Federal Savings Bank of America        696,083(2)    8.42%
                                       Employee Stock
                                       Ownership Plan ("ESOP")
                                       ONE FIRSTFED PARK
                                       Swansea, Massachusetts 02777

Common Stock.........................  The FIRSTFED Charitable Foundation           645,380(3)    7.80%
                                       ONE FIRSTFED PARK
                                       Swansea, Massachusetts 02777

Common Stock.........................  Brandes Investment Partners, LP              561,540(4)    6.79%
                                       12750 High Bluff Drive
                                       San Diego, California 92130

---------------

(1) Based on information in an amended Schedule 13G filed on February 10, 1998, Wellington Management Company, LLP, in its capacity as an investment advisor, may be deemed the beneficial owner of 1,189,800 shares.

(2) Shares of Common Stock were acquired by the ESOP in the Bank's Conversion. The ESOP Committee administers the ESOP. First Bankers Trust, N.A. has been appointed as the trustee for the ESOP ("ESOP Trustee"). The ESOP Trustee must vote all allocated shares held in the ESOP in accordance with the instructions of the participants. At June 5, 1998, 154,892 shares had been allocated under the ESOP and 542,118 shares remain unallocated. Under the ESOP, unallocated shares and allocated shares as to which voting instructions are not given by participants are to be voted by the ESOP Trustee in a manner calculated to most accurately reflect the instructions received from participants regarding the allocated stock so long as such vote is in accordance with the fiduciary provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

(3) The FIRSTFED Charitable Foundation (the "Foundation") was established and funded by the Company in connection with the Bank's Conversion with an amount of the Company's Common Stock equal to 8.0% of the total amount of Common Stock issued in the Conversion. The Foundation is a Delaware non-stock corporation and is dedicated to the promotion of charitable purposes within the communities in which the Bank operates. The Foundation is governed by a board of directors with 7 members, all of whom are directors of the Company and the Bank. Pursuant to the terms of the contribution of Common Stock, as mandated by the Office of Thrift Supervision ("OTS"), all shares of Common Stock held by the Foundation must be voted in the same ratio as all other shares of the Company's Common Stock on all proposals considered by shareholders of the Company.

(4) Based on information in a Schedule 13G filed on February 12, 1998, Brandes Investment Partners, LP may be deemed the beneficial owner of 561,540 shares.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

     Certain officers, employees and non-employee directors of the Company and Bank have been granted awards under the FIRSTFED AMERICA BANCORP, INC. 1997 Stock-Based Incentive Plan being presented for approval of amendments in Proposal 2.

     Upon obtaining shareholder approval, the Company and the Bank intend to grant to certain officers, employees and non-employee directors stock options under the FIRSTFED AMERICA BANCORP, INC. 1998 Stock Option Plan being presented for adoption in Proposal 3.

                 PROPOSALS TO BE VOTED ON AT THE ANNUAL MEETING

                       PROPOSAL 1.  ELECTION OF DIRECTORS

     The Board of Directors of the Company consists of seven (7) directors and is divided into three classes. Each of the seven members of the Board of Directors also presently serves as a director of the Bank. Directors are elected for staggered terms of three years each, with the term of office of only one of the three classes of directors expiring each year. Directors serve until their successors are elected and qualified.

     The two nominees proposed for election at the Annual Meeting are Robert F. Stoico and John S. Holden, Jr. No person being nominated as a director is being proposed for election pursuant to any agreement or understanding between any such person and the Company.

     In the event that any such nominee is unable to serve or declines to serve for any reason, it is intended that proxies will be voted for the election of the balance of those nominees named and for such other persons as may be designated by the present Board of Directors. The Board of Directors has no reason to believe that any of the persons named will be unable or unwilling to serve. UNLESS AUTHORITY TO VOTE FOR THE DIRECTORS IS WITHHELD, IT IS INTENDED THAT THE SHARES REPRESENTED BY THE ENCLOSED PROXY CARD WILL BE VOTED "FOR" THE ELECTION OF ALL NOMINEES PROPOSED BY THE BOARD OF DIRECTORS.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF ALL NOMINEES NAMED IN THIS PROXY STATEMENT.

INFORMATION WITH RESPECT TO NOMINEES, CONTINUING DIRECTORS AND CERTAIN EXECUTIVE OFFICERS

     The following table sets forth, as of the Record Date, the names of nominees and continuing directors and the Named Executive Officers (as defined below), their ages, a brief description of their recent business experience, including present occupations and employment, the year in which each became a director of the Bank and the year in which their terms (or, in the case of nominees, their proposed terms) as director of the Company expire. This table also sets forth the amount of Common Stock and the percent thereof beneficially owned by each director, each Named Executive Officer and all directors and executive officers as a group as of the Record Date.

                                                                              AMOUNT AND
                                                                EXPIRATION    NATURE OF        OWNERSHIP
  NAME AND PRINCIPAL OCCUPATION AT PRESENT           DIRECTOR   OF TERM AS    BENEFICIAL      AS A PERCENT
           AND FOR PAST FIVE YEARS             AGE   SINCE(1)    DIRECTOR    OWNERSHIP(2)       OF CLASS
  ----------------------------------------     ---   --------   ----------   ------------     ------------
NOMINEES

Robert F. Stoico.............................  57      1980        2001        185,136(4)(6)      2.24%
  Chairman of the Board of the Company and
  President and Chief Executive Officer of
  the Company and the Bank

John S. Holden, Jr. .........................  68      1982        2001         20,873(3)(5)        *
  President and Treasurer of Automatic
  Machine Products Co.

CONTINUING DIRECTORS

Thomas A. Rodgers, Jr. ......................  84      1963        2000         37,173(3)(5)        *
  Chairman and Chief Executive Officer of
  Globe Manufacturing Co., Inc.

                                                                              AMOUNT AND
                                                                EXPIRATION    NATURE OF        OWNERSHIP
  NAME AND PRINCIPAL OCCUPATION AT PRESENT           DIRECTOR   OF TERM AS    BENEFICIAL      AS A PERCENT
           AND FOR PAST FIVE YEARS             AGE   SINCE(1)    DIRECTOR    OWNERSHIP(2)       OF CLASS
  ----------------------------------------     ---   --------   ----------   ------------     ------------
Anthony L. Sylvia............................  66      1984        2000         24,673(3)(5)        *
  President and Treasurer of The Baker
  Manufacturing Co., Inc.

Gilbert C. Oliveira..........................  73      1960        1999         43,673(3)(5)        *
  Chairman of the Board of the Bank and
  President and Treasurer of Gilbert C.
  Oliveira Insurance Agency, Inc.

Richard W. Cederberg.........................  69      1982        1999         23,673(3)(5)        *
  Retired, former Chairman of Larson Tool and
  Stamping Company

Paul A. Raymond, DDS.........................  54      1981        1999         21,043(3)(5)        *
  Dentist in town of Swansea, Massachusetts

NAMED EXECUTIVE OFFICERS (WHO ARE NOT ALSO
  DIRECTORS)

Edward A. Hjerpe, III........................  39        --          --         28,709(4)(6)        *
  Senior Vice President, Treasurer and Chief
  Financial Officer of the Company and the
  Bank

Kevin J. McGillicuddy........................  58        --          --         34,711(4)(6)        *
  Senior Vice President of the Company and
  the Bank

Frederick R. Sullivan........................  56        --          --         37,677(4)(6)        *
  Senior Vice President of the Company and
  the Bank

Terrence M. Tyrrell..........................  48        --          --         42,187(4)(6)        *
  Senior Vice President of the Company and
  the Bank

All directors and executive officers as a
  group (19 persons).........................  --        --          --        609,811(7)         7.37%

---------------
 * Does not exceed 1.0% of the Company's voting securities.

(1) Includes years of service as a director of the Bank.

(2) Each person effectively exercises sole (or shares with spouse or other immediate family members) voting or dispositive power as to shares reported.

(3) Includes 10,449 shares awarded to each outside director under the FIRSTFED AMERICA BANCORP, INC. 1997 Stock-Based Incentive Plan (the "Incentive Plan"). Such awards commence vesting at a rate of 20% per year beginning August 5, 1998 but will vest immediately upon death, disability, retirement or a change in control.

(4) Includes 87,072, 17,414, 17,414, 17,414, and 17,414 shares awarded to
    Messrs. Stoico, Hjerpe, McGillicuddy, Sullivan and Tyrrell, respectively, under the Incentive Plan. Such awards commence vesting at a rate of 20% per year beginning August 5, 1998 but will vest immediately upon death, disability, retirement or a change in control. Each participant presently has voting power as to the shares awarded.

(5) Includes 5,224 options granted to each outside director under the Incentive Plan which are currently exercisable or will become exercisable within 60 days and excludes 20,898 shares subject to unexercisable options granted to each outside director under the Incentive Plan. Shares subject to options granted under the Incentive Plan vest at a rate of 20% per year commencing on August 5, 1998 but will vest immediately upon death, disability, retirement or a change in control.

(6) Includes 43,536, 8,707, 8,707, 8,707 and 8,707 options granted to Messrs. Stoico, Hjerpe, McGillicuddy, Sullivan and Tyrrell, respectively, under the Incentive Plan which are currently exercisable or will become exercisable within 60 days and excludes 174,144 shares for Mr. Stoico and 34,829 shares for Messrs. Hjerpe, McGillicuddy, Sullivan and Tyrrell subject to unexercisable options granted to each of these named executive officers under the Incentive Plan. Shares subject to options granted under the Incentive Plan vest at a rate of 20% per year commencing on August 5, 1998 but will vest immediately upon death, disability, retirement or a change in control.

(7) Includes a total of 348,289 shares awarded under the Incentive Plan as to which voting may be directed. Excludes a total of 870,723 shares subject to options granted under the Incentive Plan.

MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors of the Company and the Board of Directors of the Bank conduct business through meetings of the Board of Directors and through activities of their committees. The Board of Directors of the Company generally meets quarterly while the Bank's Board of Directors generally meet on a monthly basis and both may have additional meetings as needed. During the fiscal year ended March 31, 1998, the Board of Directors of the Company held 14 meetings, including eight telephonic meetings. The Board of Directors of the Bank held 14 meetings during fiscal 1998, including one telephonic meeting. All of the directors of the Company and Bank attended at least 75% of the total number of the Company's Board meetings held and committee meetings on which such directors served during the fiscal year ended March 31, 1998. The Board of Directors of the Company and Bank maintain committees, the nature and composition of which are described below:

     AUDIT COMMITTEE. The Audit and Compliance Committee of the Company consists of Messrs. Holden, Raymond and Sylvia, who are outside Directors. The Audit and Compliance Committee of the Bank consists of Messrs. Holden, Raymond, Sylvia and Gerhard S. Lowenstein, who are outside Directors. These committees generally meet on a quarterly basis and are responsible for the review of audit reports and management's actions regarding the implementation of audit findings and to review compliance with all relevant laws and regulations. The internal audit function, which is outsourced to The Harcourt Group, Ltd., reports to the Audit and Compliance Committees of the Bank and Company. The Audit and Compliance Committee of the Bank, on occasion, will conduct its meetings as part of a full board meeting. Including these joint meetings, the Committee met 5 times in fiscal 1998.

     NOMINATING COMMITTEE. The Company's Nominating Committee for the 1998 Annual Meeting consists of Messrs. Stoico, Rodgers and Sylvia. The committee considers and recommends the nominees for director to stand for election at the Company's annual meeting of shareholders. The Company's Certificate of Incorporation and Bylaws provide for shareholder nominations of directors. These provisions require such nominations to be made pursuant to timely notice in writing to the Secretary of the Company. The shareholder's notice of nomination must contain all information relating to the nominee which is required to be disclosed by the Company's Bylaws and by the Exchange Act. See "Additional Information -- Notice of Business to be Conducted at a Special or Annual Meeting." The Nominating Committee met on April 30, 1998.

     COMPENSATION COMMITTEE. The Compensation Committee of the Company consists of Messrs. Stoico, Oliveira and Rodgers. The Management and Personnel Committee of the Bank consists of Messrs. Stoico, Oliveira, Rodgers and Willard E. Olmsted. Such Committees are responsible for all matters regarding compensation and fringe benefits for officers and employees of the Company and the Bank and meet on an as needed basis. See "Executive Compensation -- Compensation Committee Report on Executive Compensation." The Compensation Committee of the Company and the Management and Personnel Committee of the Bank met jointly 2 times in fiscal 1998.

DIRECTORS' COMPENSATION

     DIRECTORS' FEES. Directors of the Company do not receive compensation for serving as Directors of the Company or on a Committee. Directors of the Bank are currently paid an annual retainer of $10,000, except that the Chairman of the Board of the Bank receives an annual retainer of $25,000. Directors of the Bank also receive a fee of $650 for each regular and special board meeting which they attend. Directors of the Company and the Bank are not compensated for telephonic meetings. In addition, members of the Board's Executive Committee receive an annual retainer of $5,000 and a fee of $450 for each Executive Committee meeting which they attend.

     INCENTIVE PLAN. Under the Incentive Plan maintained by the Company, each member of the Board of Directors of the Company who is not an officer or employee of the Company or the Bank received non-statutory stock options to purchase 26,122 shares of Common Stock at an exercise price of $18.50, the fair market value of the Common Stock on August 5, 1997, the date the option was granted (as discussed below), and stock awards for 10,449 shares of common Stock (collectively "Directors' Awards"). The Directors' Awards initially granted under the Incentive Plan will vest over a five-year period, at a rate of 20% each year commencing on August 5, 1998, the first anniversary of the date of the grant.

EXECUTIVE COMPENSATION

     The report of the Compensation Committee and the stock performance graph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended (the "Securities Act") or the Exchange Act, except as to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

     COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION. Under rules established by the SEC, the Company is required to provide certain data and information in regard to the compensation and benefits provided to the Company's Chief Executive Officer and certain other executive officers of the Company and the Bank for the fiscal year ended March 31, 1998. The following discussion addresses compensation information relating to the Chief Executive Officer and the executive officers of the Bank for fiscal 1998 and sets forth the joint report of the Compensation Committee of the Company and Management and Personnel Committee of the Bank (collectively the "Compensation Committee"). The disclosure requirements for the Chief Executive Officer and other executive officers include the use of tables and a report explaining the rationale and considerations that led to fundamental compensation decisions affecting those individuals. In fulfillment of this requirement, the Compensation Committee, at the direction of the Board of Directors, has prepared the following report for inclusion in this proxy statement.

     GENERAL POLICY. The Company and the Bank engaged the services of a nationally known executive compensation consultant to design the Executive Compensation Program to reflect the status of the Bank as a stock institution and the Company as a publicly held entity and to ensure competitive compensation levels in comparison to similarly situated publicly held financial institutions. This new Executive Compensation Program incorporates the consolidated financial results of the Company as well as other factors related to the performance of the Company's stock. For fiscal 1998, the Executive Compensation Program was implemented and utilized to determine compensation levels.

     The Compensation Committee's responsibility is to recommend the amount and composition of executive compensation paid to the executive officers. The Board of Directors has the responsibility to review the report of the Compensation Committee and approve such compensation. It is the policy of the Compensation Committee to review executive compensation not less than annually and more often if deemed necessary by the Compensation Committee. The process which the Compensation Committee utilized for fiscal 1998 involved review of an extensive analysis by the compensation consultant including compensation surveys and peer group analysis. It was the goal of the Compensation Committee to utilize industry specific and objective data upon which to base their recommendations to the full Board.

     In preparing its analysis, with respect to comparative compensation data, the Compensation Committee generally considers the following factors in selecting peer institutions: asset size, off-balance sheet assets, earnings, type of business operations, corporate structure and geographic location. With respect to analyzing comparative data for executive officers at peer institutions, the Compensation Committee considers the scope and similarity of officer positions, experience and the complexity of individual officer responsibilities.

     In making its compensation determinations, the Compensation Committee also considers the evaluations of executive officers performed by the Chief Executive Officer and recommendations made by the Chief Executive Officer, except in the case of its compensation deliberations regarding the Chief Executive Officer. The performance of the Chief Executive Officer and other executive officers are evaluated by the Compensation Committee and a recommendation is made to the Board. Upon review, the Board sets all executive compensation within the parameters of compensation policy as defined within the Executive Compensation Program. The Chief Executive Officer, a member of the Board of Directors, abstains from voting on matters related to his compensation.

     The Company has in the past used a number of salary surveys and on occasion an outside consultant. The Board this year decided to use the same practice as last year, which included using an outside consultant, but felt that it would be helpful to use a different outside consultant in order to receive another point of view. Accordingly, Watson Wyatt & Company was engaged to assist the Compensation Committee and the Board in its executive compensation deliberations for fiscal 1998.

     Watson Wyatt's report to the Compensation Committee and the full Board included an analysis of the level of compensation of the Bank's executive officers in comparison to peer institutions selected by Watson Wyatt. The report set forth the methodology utilized for the selection of the peer group, a recommended philosophy of compensation and recommended compensation ranges and adjustments. After review of the report and review of the performance of the Company and the Executive Officers, the compensation levels presented in the report were recommended by the Compensation Committee and approved by the Board of Directors.

     COMPENSATION OF THE CHIEF EXECUTIVE OFFICER. The Chief Executive Officer was evaluated on his performance in managing the Company during fiscal 1998, including the effort related to operating the Company in its first year as a public company, fiscal performance, and stock appreciation. Certain quantitative and qualitative factors were reviewed to determine the Chief Executive Officer's compensation. Following a review of the Chief Executive's performance, it was determined that the total cash compensation for the Chief Executive Officer would be established according to the compensation philosophy as recommended by the executive compensation consultant. In reaching its determination regarding the Chief Executive Officer's base salary, the Compensation Committee utilized the report of Watson Wyatt and recommended to the Board of Directors a base salary substantially equivalent to the amount recommended by Watson Wyatt. Such report analyzed the Chief Executive Officer's base salary in comparison to peer institutions with specific consideration given to the level of the Bank's banking and mortgage banking operations in comparison to peer institutions. The Committee's determination of the Chief Executive Officer's bonus for fiscal 1998 also was determined by the Committee following a review of the Chief Executive Officer's performance. In reaching its determination regarding the recommended level of the Chief Executive Officer's cash bonus for fiscal 1998, the Committee considered Watson Wyatt's report and recommended to the Board an amount of bonus substantially equivalent to the amount recommended by Watson Wyatt in its report.

              THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
                                 OF THE COMPANY

              Robert F. Stoico                Gilbert C. Oliveira

                             Thomas A. Rodgers, Jr.

                     THE MANAGEMENT AND PERSONNEL COMMITTEE
                     OF THE BOARD OF DIRECTORS OF THE BANK

              Robert F. Stoico                Gilbert C. Oliveira

            Thomas A. Rodgers, Jr.                Willard E. Olmsted

     STOCK PERFORMANCE GRAPH. The following graph shows a comparison of total shareholder return on the Company's Common Stock, based on the market price of the Common Stock with the cumulative total return of companies on the American Stock Exchange and the MG Index for Savings and Loans for the period beginning on January 15, 1997, the day the Company's Common Stock began trading, through March 31, 1998. The graph was derived from a limited period of time and, as a result, may not be indicative of possible future performance of the Company's Common Stock. The data were supplied by Media General Financial Services.

                        FIRSTFED AMERICA BANCORP, INC.,
       THE AMERICAN STOCK EXCHANGE AND THE MG INDEX FOR SAVINGS AND LOANS

                                                      FIRSTFED
                                                      AMERICA           MG INDEX          AMERICAN
               MEASUREMENT PERIOD                     BANCORP,        FOR SAVINGS          STOCK
             (FISCAL YEAR COVERED)                      INC.           AND LOANS          EXCHANGE
1/15/97                                               100.00            100.00             100.00
3/31/97                                               136.30            101.75              97.14
6/30/97                                               177.50            121.07             106.69
9/30/97                                               218.80            142.87             120.23
12/31/97                                              218.80            160.84             118.15
3/31/98                                               211.30            172.30             127.44


Notes:

     A. The lines represent quarterly index levels derived from compounded daily returns that include all dividends.
     B. The indexes are reweighted daily, using the market capitalization on the previous trading day.
     C. If the quarterly interval, based on the fiscal year-end is not a trading day, the preceding trading day is used.
     D. The index level for all series was set at 100.00 on 1/15/97.

     SUMMARY COMPENSATION TABLE. The following table shows, for the years ended March 31, 1998, 1997 and 1996, the cash compensation paid, as well as certain other compensation paid or accrued for that year to the Chief Executive Officer of the Company and the Bank and all other executive officers of the Company and the Bank who earned and/or received salary and bonus in excess of $100,000 in fiscal year 1998 ("Named Executive Officers").

                                                                                  LONG-TERM COMPENSATION
                                                                             ---------------------------------
                                                                                     AWARDS            PAYOUTS
                                         ANNUAL COMPENSATION(1)              -----------------------   -------
                              --------------------------------------------                SECURITIES
                                                                 OTHER       RESTRICTED   UNDERLYING
                                                                 ANNUAL        STOCK       OPTIONS/     LTIP      ALL OTHER
                              FISCAL                          COMPENSATION     AWARDS        SARS      PAYOUTS   COMPENSATION
NAME AND PRINCIPAL POSITIONS   YEAR    SALARY($)   BONUS($)      ($)(2)        ($)(3)       (#)(4)     ($)(5)       ($)(6)
----------------------------  ------   ---------   --------   ------------   ----------   ----------   -------   ------------
Robert F. Stoico...........    1998    $354,579    $171,300       --         $1,610,832    217,680       --        $292,281
  President and Chief          1997     328,941     100,000       --                 --         --       --         239,216
  Executive Officer            1996     282,045      75,000       --                 --         --       --         149,364

Edward A. Hjerpe, III......    1998     126,035    $ 50,000       --            322,159     43,536       --          25,012
  Senior Vice President,
  Treasurer and Chief
  Financial Officer(7)

Kevin J. McGillicuddy......    1998     117,314      20,000       --            322,159     43,536       --          56,216
  Senior Vice President        1997     105,677      15,000       --                 --         --       --          44,310
                               1996      96,846       8,000       --                 --         --       --             771

Frederick R. Sullivan......    1998     117,316      25,000       --            322,159     43,536       --          58,229
  Senior Vice President        1997     105,677      15,000       --                 --         --       --          43,518
                               1996      99,923       8,000       --                 --         --       --          16,167

Terrence M. Tyrrell........    1998     101,201      20,000       --            322,159     43,536       --          47,006
  Senior Vice President        1997      98,446      15,000       --                 --         --       --          37,555
                               1996      91,846       8,000       --                 --         --       --          11,625

---------------
(1) Under Annual Compensation, the column titled "Salary" includes directors' fees for the named President and Chief Executive Officer.

(2) For fiscal year 1998, there were no (a) perquisites over the lesser of $50,000 or 10% of the individual's total salary and bonus for the year; (b) payments of above-market preferential earnings on deferred compensation; (c) payments of earnings with respect to long-term incentive plans prior to settlement or maturation; (d) tax payment reimbursements; or (e) preferential discounts on stock.

(3) Includes stock awards of 87,072, 17,414, 17,414, 17,414 and 17,414 shares granted to Messrs. Stoico, Hjerpe, McGillicuddy, Sullivan and Tyrrell under the Incentive Plan. The awards will vest in five equal annual installments commencing on August 5, 1998, the first anniversary of the effective date of the award. When shares become vested and are distributed, the recipients will also receive an amount equal to accumulated cash and stock dividends (if any) with respect thereto plus earnings thereon. All awards vest immediately upon termination of employment due to death, disability, retirement or following change in control. As of March 31, 1998, the market value of the shares held by Messrs. Stoico, Hjerpe, McGillicuddy, Sullivan and Tyrrell was $1,839,396, $367,871, $367,871, $367,871 and $367,871,
    respectively. The dollar amounts set forth in the table represent the market value of the shares awarded on the date of grant.

(4) Includes stock options granted to Messrs. Stoico, Hjerpe, McGillicuddy, Sullivan and Tyrrell, respectively, pursuant to the Incentive Plan during fiscal year 1998. See "Option Grants in Last Fiscal Year" table for discussion of options granted under the Incentive Plan.

(5) For fiscal years 1998, 1997 and 1996, there were no payouts or awards under any long-term incentive plan.

(6) Includes employer contributions of $9,645, $3,812, $3,450, $3,450 and $2,979 and $20,400, $7,200, $15,300, $16,800 and $11,100 to the Bank's Thrift and
    Retirement Plans for Messrs. Stoico, Hjerpe, McGillicuddy, Sullivan and Tyrrell, respectively, for fiscal year 1998. Also includes $94,945, $0, $36,005, $36,154 and $31,334 representing the value of shares allocated under the ESOP for the benefit of

    Messrs. Stoico, Hjerpe, McGillicuddy, Sullivan and Tyrrell, respectively, as of March 31, 1998. Also includes employer contributions of $162,081 contributed to Mr. Stoico pursuant to the Bank's Supplemental Retirement Plan for fiscal year 1998. Edward A. Hjerpe, III received $14,000 in relocation assistance. Also includes payments of $5,210, $0, $1,461, $1,895, $1,593 related to thrift and ESOP plans for Messrs. Stoico, Hjerpe, McGillicuddy, Sullivan and Tyrrell, respectively.

(7) Mr. Hjerpe began employment with the Company on July 31, 1997 with an initial annualized base salary of $192,500.

COMPENSATION ARRANGEMENTS

     EMPLOYMENT AGREEMENTS. The Bank and the Company have entered into employment agreements (collectively, the "Employment Agreement(s)" or "Agreement(s)") with Messrs. Stoico, Hjerpe, McGillicuddy, Sullivan and Tyrrell (individually, the "Executive"). The Employment Agreements are intended to ensure that the Bank and the Company will be able to maintain a stable and competent management base. The continued success of the Bank and the Company depends to a significant degree on the skills and competence of Messrs. Stoico, Hjerpe, McGillicuddy, Sullivan and Tyrrell.

     The Employment Agreements provide for a three-year term for Mr. Stoico and a two-year term for Messrs. Hjerpe, McGillicuddy, Sullivan and Tyrrell. The Bank Employment Agreements provide that, commencing on the first anniversary date and continuing each anniversary date thereafter, the Board of Directors may extend the agreement for an additional year so that the remaining term shall be three years, in the case of Mr. Stoico, and two years, in the cases of Messrs. Hjerpe, McGillicuddy, Sullivan and Tyrrell, unless written notice of non-renewal is given by the Board of the Bank after conducting a performance evaluation of the Executive. The terms of the Company Employment Agreements are extended on a daily basis unless written notice of non-renewal is given by the Board of the Company. In addition to the base salary, the Agreements provide for, among other things, participation in stock benefits plans and other fringe benefits applicable to similarly situated executive personnel.

     The Employment Agreements provide for termination by the Bank or the Company for cause as defined in the Agreements at any time. In the event the Bank or the Company chooses to terminate the Executive's employment for reasons other than for cause, or in the event of the Executive's resignation from the Bank and the Company upon: (i) failure to re-elect the Executive to his current offices; (ii) a material change in the Executive's functions, duties or responsibilities; (iii) a relocation of the Executive's principal place of employment by more than 25 miles; (iv) liquidation or dissolution of the Bank or the Company; or (v) a breach of the Agreement by the Bank or the Company, the Executive or, in the event of death, his beneficiary would be entitled to receive an amount equal to the remaining base salary payments due to the Executive and the contributions that would have been made on the Executive's behalf to any employee benefit plans of the Bank or the Company during the remaining term of the Agreement. The Bank and the Company would also continue and pay for the Executive's life, health and disability coverage for the remaining term of the Employment Agreement. Upon any termination of the Executive, the Executive is subject to a covenant not to compete with the Company or the Bank for one year.

     Under the Agreements, if voluntary or involuntary termination follows a change in control of the Bank or the Company (as defined in the Employment Agreements), the Executive or, in the event of the Executive's death, his beneficiary, would be entitled to a severance payment equal to the greater of:
(i) the payments due for the remaining terms of the Agreements; or (ii) three times the average of the five preceding taxable years' annual compensation. The Bank and the Company would also continue the Executive's life, health, and disability coverage for thirty-six months in the case of Mr. Stoico and twenty-four months in the cases of Messrs. Hjerpe, McGillicuddy, Sullivan and Tyrrell. Notwithstanding that both Agreements provide for a severance payment in the event of a change in control, the Executive would only be entitled to receive a severance payment under one Agreement. In the event of a change in control, based upon the Executive's base salary and incentive bonus for fiscal year 1998 as reported in the Summary Compensation Table, Messrs. Stoico, Hjerpe, McGillicuddy, Sullivan and Tyrrell would receive approximately $1.6 million, $528,000, $412,000, $427,000 and $364,000, respectively, in severance payments, in addition to other cash and noncash benefits.

     Payments to Executive under the Bank's Agreement will be guaranteed by the Company in the event that payments or benefits are not paid by the Bank. Payment under the Company Agreement would be made by the Company. All reasonable costs and legal fees paid or incurred by the Executive pursuant to any dispute or question of interpretation relating to the Agreements shall be paid by the Bank or Company, respectively, if the Executive is successful on the merits pursuant to a legal judgment, arbitration or settlement. The Employment Agreements also provide that the Bank and Company shall indemnify the Executive to the fullest extent allowable under federal and Delaware law, respectively.

     CHANGE IN CONTROL AGREEMENTS. The Bank entered into Change in Control Agreements (the "CIC Agreements") with eight (8) executive officers of the Bank and the Bank's corporate secretary (individually, the "Executive"). Each CIC agreement provides for a two-year term. Commencing on the first anniversary date and continuing on each anniversary thereafter, the CIC Agreements may be renewed by the Board of the Bank for an additional year. The Bank's CIC Agreement provides that in the event voluntary or involuntary termination following a change in control of the Bank or the Company (as defined in the agreement), the Executive would be entitled to receive a severance payment equal to two times the Executive's average compensation for the twelve months preceding termination. The Bank would also continue and pay for the Executive's life, health and disability coverage for twenty-four (24) full calendar months following termination. Payments to the Executive under the Bank's CIC Agreements will be guaranteed by the Company in the event that payments or benefits are not paid by the Bank. If a change in control occurs, based upon two times fiscal 1998 base salary and incentive bonus and pursuant to the CIC Agreements, the Executives would receive, in the aggregate, $1.3 million, in addition to other cash and noncash benefits.

     INCENTIVE PLAN. The Company maintains the Incentive Plan, which provides discretionary awards of options to purchase Common Stock, option-related awards and awards of Common Stock (collectively, "Awards") to officers, directors and key employees as determined by a committee of the Board of Directors. Awards of Common Stock to officers, directors and key employees is provided under "Restricted Stock Awards" in the "Summary Compensation Table." The following table lists all grants of options under the Incentive Plan to the Named Executive Officers for fiscal 1998 and contains certain information about potential value of those options based upon certain assumptions as to the appreciation of the Company's stock over the life of the option.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                               INDIVIDUAL GRANTS                         POTENTIAL REALIZABLE
                          -----------------------------------------------------------      VALUE AT ASSUMED
                             NUMBER OF                                                      ANNUAL RATES OF
                            SECURITIES        % OF TOTAL                                      STOCK PRICE
                            UNDERLYING       OPTIONS/SARS                                  APPRECIATION FOR
                             OPTIONS/         GRANTED TO     EXERCISE OR                      OPTIONS(1)
                           SARS GRANTED      EMPLOYEES IN    BASE PRICE    EXPIRATION   -----------------------
          NAME            (#)(2)(3)(4)(5)   FISCAL YEAR(6)    PER SHARE     DATE(7)         5%          10%
          ----            ---------------   --------------   -----------   ----------   ----------   ----------
Robert F. Stoico........      217,680           27.85%         $18.50       8/05/07     $2,532,609   $6,423,436
Edward A. Hjerpe, III...       43,536            5.57           18.50       8/05/07        506,541    1,283,615
Kevin J. McGillicuddy...       43,536            5.57           18.50       8/05/07        506,541    1,283,615
Frederick R. Sullivan...       43,536            5.57           18.50       8/05/07        506,541    1,283,615
Terrence M. Tyrrell.....       43,536            5.57           18.50       8/05/07        506,541    1,283,615

---------------
(1) The amounts represent certain assumed rates of appreciation. Actual gains, if any, on stock option exercises and Common Stock holdings are dependent on the future performance of the Common Stock and overall stock market conditions. There can be no assurance that the amounts reflected in this table will be realized.

(2) Options granted pursuant to the Incentive Plan are exercisable in five equal annual installments commencing on August 5, 1998, provided, however, options will be immediately exercisable in the event the optionee terminates employment due to death or disability.

(3) The purchase price may be made in whole or in part in cash or Common Stock.

(4) Options include limited rights (SARs) pursuant to which the options may be exercised in the event of a change in control of the Company. Upon the exercise of a limited right, the optionee would receive a cash payment equal to the difference between the exercise price of the related option on the date of grant and the fair market value of the underlying shares of Common Stock on the date the limited right is exercised.

(5) All options are intended to be Incentive Stock Options to the extent permissible under Section 422 of the Code.

(6) Includes options granted to officers, directors and employees.

(7) The option term is ten years.

     The following table provides certain information with respect to the number of shares of Common Stock represented by outstanding options held by the Named Executive Officers as of March 31, 1998. Also reported are the values for "in-the-money" options which represent the positive spread between the exercise price of any such existing stock options and the year end price of the Common Stock.

                        FISCAL YEAR-END OPTION/SAR VALUE

                                         NUMBER OF SECURITIES
                                        UNDERLYING UNEXERCISED           VALUE OF UNEXERCISED
                                           OPTIONS/SARS AT            IN-THE-MONEY OPTIONS/SARS
                                        FISCAL YEAR-END(#)(1)        AT FISCAL YEAR END($)(2)(3)
                                     ----------------------------    ----------------------------
               NAME                  EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
               ----                  -----------    -------------    -----------    -------------
Robert F. Stoico...................       0            217,680            0            571,410
Edward A. Hjerpe, III..............       0             43,536            0            114,282
Kevin J. McGillicuddy..............       0             43,536            0            114,282
Frederick R. Sullivan..............       0             43,536            0            114,282
Terrence M. Tyrrell................       0             43,536            0            114,282

---------------
(1) The options in this table have an exercise price of $18.50.

(2) The price of the Common Stock on March 31, 1998 was $21.125.

(3) Based on the market value of the underlying Common Stock at fiscal year end, minus the exercise price.

     RETIREMENT PLAN. The Bank participates in the Financial Institutions Retirement Fund (the "Retirement Plan") to provide retirement benefits for eligible employees. Employees become eligible to participate in the Retirement Plan after the completion of 12 consecutive months of employment with the Bank and the attainment of age 21. The Retirement Plan excludes hourly paid employees from participation. Benefits under the Retirement Plan are based on the participant's years of service and salary. A participant may elect early retirement as early as age 45. However, such participant's normal retirement benefits will be reduced by an early retirement factor based on age at early retirement.

     Participants generally have no vested interest in Retirement Plan benefits prior to the completion of five years of service with the Bank. Following the completion of five years of vesting service, or in the event of a participant's attainment of age 65, death or termination of employment due to disability, a participant becomes 100% vested in his/her accrued benefit under the Retirement Plan. The table below reflects the pension benefit payable, and any payment due under the Supplemental Executive Retirement Plan, discussed below, to a participant assuming various levels of earnings and years of service. The amounts of benefits paid under the Retirement Plan are not reduced for any social security benefit payable to participants. As of January 1, 1998, Messrs. Stoico, Hjerpe, McGillicuddy, Sullivan and Tyrrell had credited years of service of 24 years 4 months, 10 years 6 months, 1 year 11 months, 8 years 9 months, and 16 years 7 months, respectively. The Retirement Plan provides the participant portability with another participating member. Mr. Hjerpe's credited years of service include credited years of service with his former employer, a participant in the same multiple employer retirement plan.

                                                      YEARS OF BENEFIT SERVICE
           FINAL AVERAGE              --------------------------------------------------------
            EARNINGS(1)                  15          20          25          30          35
           -------------              --------    --------    --------    --------    --------
$50,000.............................  $ 15,000    $ 20,000    $ 25,000    $ 30,000    $ 35,000
$75,000.............................  $ 22,500    $ 30,000    $ 37,500    $ 45,000    $ 52,500
$100,000............................  $ 30,000    $ 40,000    $ 50,000    $ 60,000    $ 70,000
$125,000............................  $ 37,500    $ 50,000    $ 62,500    $ 75,000    $ 87,500
$150,000............................  $ 45,000    $ 60,000    $ 75,000    $ 90,000    $105,000
$200,000(2).........................  $ 60,000    $ 80,000    $100,000    $120,000    $140,000
$250,000(2).........................  $ 75,000    $100,000    $125,000    $150,000    $175,000
$300,000(2).........................  $ 90,000    $120,000    $150,000    $180,000    $210,000
$350,000(2).........................  $105,000    $140,000    $175,000    $210,000    $245,000
$400,000(2).........................  $120,000    $160,000    $200,000    $240,000    $280,000

---------------
(1) The compensation utilized for formula purposes includes the salary reported in the "Summary Compensation Table."

(2) The maximum amount of annual compensation which can be considered in computing benefits under Section 401(a)(17) of the Internal Revenue Code of 1986, as amended (the "Code"), is $160,000 for plan years beginning on or after January 1, 1998.

     The following table sets forth the years of credited service (i.e., benefit service) as of December 31, 1997 for each Named Executive Officer.

                                                            CREDITED SERVICE (1)
                                                            ---------------------
                                                             YEARS        MONTHS
                                                            -------      --------
Robert F. Stoico..........................................     24            4
Edward A. Hjerpe, III.....................................     10            6
Kevin J. McGillicuddy.....................................      1           11
Frederick R. Sullivan.....................................      8            9
Terrence M. Tyrrell.......................................     16            7

---------------
(1) The Retirement Plan provides the participant portability with another participating member. Mr. Hjerpe's credited years of service include credited years of service with his former employer, a participant in the same multiple employer retirement plan.

     SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN. The Bank currently maintains a Supplemental Executive Retirement Plan under which it annually credits a specified amount of money to the account of plan participants. Benefits under the Plan become payable following a participant's termination of employment. The Bank intends the benefits provided under the Supplemental Executive Retirement Plan to make participants whole for reductions in benefits payable under the terms of the Thrift, ESOP and Retirement Plan maintained by the Bank, as a result of limitations imposed by the Code, and provide additional retirement benefits for participants.

     Participants generally vest in the amounts credited to the Supplemental Executive Retirement Plan after completing five years of employment with the Bank. However, participants vest immediately upon death or disability. In connection with the Conversion, the Supplemental Executive Retirement Plan was amended to permit participants to direct that all or a portion of the amounts then existing (and/or future amounts) credited to their accounts be converted into stock units based on the value of the Common Stock. The Bank currently maintains an irrevocable grantor's trust (also known as a "rabbi trust") to hold assets of the Bank for the exclusive purpose of paying benefits under the Supplemental Executive Retirement Plan. However, in the event of the insolvency of the Bank, the assets of the trust are first subject to the claims of the Bank's creditors. The assets of this trust may be used to acquire shares of Common Stock to satisfy the obligations of the Bank for the payment of benefits under the Supplemental Executive Retirement Plan. As of March 31, 1998, only Mr. Stoico participated in the Supplemental Executive Retirement Plan.

     INCENTIVE AWARD AND SALARY DEFERRAL PLAN. Effective January 1, 1998 the Bank established a compensation plan whereby eligible executives may defer a percentage of their annual salary into a non-qualified plan. Executives receive a 50% matching contribution on the first six percent of salary deferral which is consistent with the Bank's 401(k) Plan. Investment options provided through the Plan Trustee include Company stock and allow the executive to elect various investment funds under the plan.

TRANSACTIONS WITH CERTAIN RELATED PERSONS

     The Bank makes all loans to its executive officers, directors and employees on the same terms and conditions offered to the general public. The Bank's policy provides that all loans made by the Bank to its executive officers and directors be made in the ordinary course of business, on substantially the same terms, including collateral, as those prevailing at the time for comparable transactions with other persons and may not involve more than the normal risk of collectibility or present other unfavorable features. All such loans were made by the Bank in the ordinary course of business, with no favorable terms and such loans do not involve more than the normal risk of collectibility or present unfavorable terms.

         PROPOSAL 2. APPROVAL OF THE AMENDMENT OF THE FIRSTFED AMERICA
                 BANCORP, INC. 1997 STOCK-BASED INCENTIVE PLAN

     The Board of Directors of the Company is presenting for shareholder ratification an amendment of the FIRSTFED AMERICA BANCORP, INC. 1997 Stock-Based Incentive Plan, which was originally approved by shareholders on August 5, 1997. The proposed amendment to the Incentive Plan is attached hereto as Appendix A. The Board of Directors has determined that it is in the best interest of the Company and the Bank to amend the Incentive Plan to generally provide for the acceleration of the vesting of restricted stock awards, stock options and related rights ("Awards") following retirement or upon an individual's termination of employment or service in connection with a change in control of the Company or Bank.

     At March 31, 1998, options covering 781,720 of the Company's Common Stock had been granted and 89,003 shares (other than shares that might in the future be returned to the Incentive Plan as a result of cancellation or expiration of options) remained available to satisfy options granted in the future under the Incentive Plan. At March 31, 1998, Stock Awards of 329,041 shares of the Company's Common Stock had been granted and 19,249 shares remained available for future grants under the Incentive Plan.

     The purpose of the Incentive Plan is to attract and retain qualified personnel in key positions, provide officers, employees and non-employee directors ("Outside Directors") of the Company and any of its affiliates, including the Bank, with a proprietary interest in the Company as an incentive to contribute to the success of the Company, promote the attention of management to other shareholders' concerns and reward employees for outstanding performance. The Incentive Plan authorizes the granting of options to purchase Common Stock of the Company, option-related awards and stock awards (collectively, "Awards"). All officers, other employees and Outside Directors of the Company and its affiliates, including the Bank, are eligible to receive Awards under the Incentive Plan. The Incentive Plan is administered by a committee ("Committee") consisting of three members of the Board of Directors who are not employees of the Company or its affiliates.

AMENDMENTS

     Applicable OTS regulations provide that any stock based benefit plan, such as the Incentive Plan, that is adopted by a converted institution within the first year after conversion may not implement such a plan unless it provides for the grant of options or stock awards which shall vest or become exercisable in installments at a rate of no less than 20% per year, except in the case of death or disability. The one year prohibition on accelerated vesting as applied to the Bank and the Company has expired, and the Company's Board of Directors has determined to amend the Incentive Plan to generally provide accelerated vesting of Awards upon an individual's retirement or in connection with a "change in control" of the Company or the Bank (as defined in the Incentive Plan). Specifically, the amendments provide that unless the Committee otherwise determines, Awards which have not vested as of an individual's retirement shall immediately become fully vested as of such time and, in the case of the stock options, shall remain exercisable for three (3) years. In addition, in the event of an individual's termination of employment or service, within twenty-four months of a change in control of the Company or the Bank, all unvested Awards held by such individual will immediately vest and, in the case of stock options, shall remain exercisable for three (3) years.

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE AMENDMENT OF THE FIRSTFED AMERICA BANCORP, INC. 1997 STOCK-BASED INCENTIVE PLAN.

        PROPOSAL 3. APPROVAL OF THE FIRSTFED AMERICA BANCORP, INC. 1998
                               STOCK OPTION PLAN

     The Board of Directors of the Company is presenting for shareholder ratification the FIRSTFED AMERICA BANCORP, INC. 1998 Stock Option Plan (the "Stock Option Plan"), in the form attached hereto as Appendix B. The purpose of the Stock Option Plan is to advance the interests of the Company and its shareholders by providing those key employees and non-employee directors of the Company and its affiliates, including the Bank, upon whose judgment, initiative and efforts the successful conduct of the business of the Company and its affiliates largely depends, with additional incentive in the form of a proprietary interest in the Company to perform in a superior manner. A further purpose of the Stock Option Plan is to attract and retain people of experience and ability to the service of the Company and its affiliates.

     The following is a summary of the material terms of the Stock Option Plan which is qualified in its entirety by the complete provisions of the Stock Option Plan document attached as Appendix B.

GENERAL

     The Stock Option Plan reserves 413,590 shares of Common Stock for purchase pursuant to the exercise of stock options and stock option-related awards. All officers and other employees of the Company and its affiliates, and directors who are not also serving as employees of the Company or any of its affiliates ("Outside Directors"), are eligible to receive awards under the Stock Option Plan. The Stock Option Plan will be administered by a committee of non-employee directors (the "Committee"). Authorized but unissued shares or authorized shares previously issued and reacquired by the Company may be used to satisfy an exercise of an option under the Stock Option Plan. If authorized but unissued shares are used to satisfy option exercises, the number of shares outstanding would increase which would have a dilutive effect on the holdings of existing shareholders.

AWARDS TO EMPLOYEES

     Types of Awards. The Stock Option Plan authorizes the grant to employees of (i) options to purchase the Company's Common Stock intended to qualify as "incentive stock options" under Section 422 of the Code (options which afford tax benefits to the recipients upon compliance with certain conditions), which generally do not result in tax deductions to the Company, referred to as "Incentive Stock Options"; (ii) options that do not so qualify (options which do not afford the same income tax benefits to recipients as Incentive Stock Options), but which may provide tax deductions to the Company, referred to as "Non-Statutory Stock Options"; and (iii) Limited Rights (discussed below) which are exercisable only upon a "change in control" (as defined in the Stock Option
Plan) of the Company or Bank.

     As of the date of this proxy statement, the Board of Directors, has not yet granted any stock options under the Stock Option Plan and has made no determination as to any future grants. Pursuant to the Stock Option Plan, the Committee has the authority to grant options and option-related awards as determined under its sole discretion. Unless other determined by the Committee, all stock options shall become fully vested and exercisable upon death, disability, retirement or termination of employment or service within twenty-four (24) months of a change of control and remain exercisable for three
(3) years from such time. Unless otherwise determined by the Committee, upon the termination of an employee's service for any reason, other than death, disability, retirement, termination for cause or change in control, the employee's options will be exercisable only as to those shares that were immediately exercisable by the employee at the date of termination and only for a period of three months. In the event of an employee's termination for cause, all related rights to the individual's stock options become null and void upon such termination. The exercise price of stock options granted must be equal to at least 100% of the fair market value of the underlying Common Stock at the time of grant, except as provided below. The exercise price may be paid in cash, borrowed funds or in Common Stock. Options granted under the Stock Option Plan to employees may be exercised at such times as the Committee determines, but in no event shall an option be exercisable more than 10 years from the date of grant.

     Incentive Stock Options may only be granted to employees. In order to qualify as Incentive Stock Options under Section 422 of the Code, in addition to certain other restrictions, the exercise price must not be less than 100% of the fair market value on the date of grant. Incentive Stock Options granted to any person who is the beneficial owner of more than 10% of the outstanding voting stock may be exercised only for a period of five years from the date of grant and the exercise price must be at least equal to 110% of the fair market value of the underlying Common Stock on the date of grant.

     Limited Rights. Upon exercise of Limited Rights in the event of a change in control of the Company, the optionee will be entitled to receive a lump sum cash payment equal to the difference between the exercise price of the related option and the fair market value of the shares of Common Stock subject to the option on the date of exercise of the Limited Right in lieu of purchasing the stock underlying the option. Upon the exercise of a Limited Right the underlying option is terminated.

     Change in Control. In the event of a change in control, all options then available for grant under the Stock Option Plan will automatically be granted, on a pro rata basis, among current employees and Outside Directors who have previously been granted options by the Company, whether exercisable or unexercisable, as of the date of the change in control. All such options that are automatically granted upon a change in control will be 100% vested and exercisable upon the termination of the recipient's employment or service within twenty-four (24) months of the change in control. Such options granted subsequent to a change in control will have an exercise price equal to the weighted-average exercise price of all previously granted options granted to each respective individual, and will remain exercisable for 10 years following the change in control.

AMENDMENT

     The Board of Directors generally may, at any time, amend the Stock Option Plan, subject to certain prohibitions established by law or by the terms of the plan itself.

NON-TRANSFERABILITY

     An award of options under the Stock Option Plan shall not be transferable by the optionee other than by will or the laws of intestate succession or pursuant to a domestic relations order. With consent of the Committee, an optionee may permit transferability or assignment of a Non-Statutory Stock Option for valid estate planning purposes as permitted under the Code or Rule 16b-3 under the Exchange Act and an optionee may designate a person or his or her estate, beneficiary of any stock option and Limited Right to which the optionee would then be entitled, in the event of the death of the employee.

TAX TREATMENT

     An optionee will generally not be deemed to have recognized taxable income upon grant or exercise of any Incentive Stock Option, provided that shares transferred in connection with the exercise are not disposed of by the optionee for at least one year after the date the shares are transferred in connection with the exercise of the option and two years after the date of grant of the option. If the holding periods are satisfied, upon disposal of the shares, the aggregate difference between the per share option exercise price and the fair market value of the common Stock is recognized as income taxable at long term capital gains rates. No compensation deduction may be taken by the Company as a result of the grant or exercise of Incentive Stock Options, assuming these holding periods are met. In the case of the exercise of a Non-statutory Stock Option, an optionee will be deemed to have received ordinary income upon exercise of the stock option in an amount equal to the aggregate amount by which the per share exercise price exceeds the fair market value of the

Common Stock. In the event that a Non-statutory Stock Option is exercised during a period that would subject the optionee to liability under Section 16(b) of the Exchange Act (i.e., within six months of the date of grant), the optionee will not be deemed to have recognized income until such period of liability has expired, unless the optionee makes an election under Section 83(b) of the Code. In the event shares received through the exercise of an Incentive Stock Option are disposed of prior to the satisfaction of the holding periods (a "disqualifying disposition") or more than 3 months of terminating employment (12 months in the cases of death and disability), the exercise of the option will generally be treated as the exercise of a Non-statutory Stock Option, except that the optionee will recognize the ordinary income for the year in which the disqualifying disposition occurs. The amount of any Ordinary income deemed to have been received by an optionee upon the exercise of a Non-statutory Stock Option or due to a disqualifying disposition will be a deductible expense of the Company for tax purposes. In the case of Limited Rights, upon exercise, the option holder would have to include the amount paid to him upon exercise in his gross income for federal income tax purposes in the year in which the payment is made and the Company would be entitled to a deduction for federal income tax purposes of the amount paid. The employee will recognize taxable income for the amount of cash received under the Dividend Equivalent Rights for the year such amounts are paid. The employee will recognize taxable income for the amount of cash received under the Dividend Equivalent Rights for the year such amounts are paid. The Company may take an off-setting deduction for such amount.

AWARDS

     No awards of options under the Stock Option Plan have been made to date. Options for 413,590 shares of Common Stock are reserved under the Stock Option Plan for future grants to employees and Outside Directors of the Company and its affiliates, including the Bank.

STOCKHOLDER RATIFICATION AND EFFECTIVE DATE OF THE PLAN

     The Board of Directors adopted the Stock Option Plan in June, 1998, and determined to submit the Stock Option Plan for ratification by shareholders. The Stock Option Plan shall become effective upon its ratification or approval by shareholders. Implementation of the Stock Option Plan in the absence of shareholder ratification or approval may result in the inability of the Company to grant Incentive Stock Options but will not impair its ability to grant Non-Statutory Stock Options. In the event the Stock Option Plan is not ratified or approved by shareholders, the Plan provides that the Board of Directors may terminate the Plan and any awards made pursuant to the Plan.

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE RATIFICATION OF THE FIRSTFED AMERICA BANCORP, INC. 1998 STOCK OPTION PLAN.

                    PROPOSAL 4. RATIFICATION OF APPOINTMENT
                            OF INDEPENDENT AUDITORS

     The Company's independent auditors for the fiscal year ended March 31, 1998, were KPMG Peat Marwick LLP. The Company's Board of Directors has reappointed KPMG Peat Marwick LLP to continue as independent auditors for the Bank and the Company for the fiscal year ending March 31, 1999, subject to ratification of such appointment by the shareholders.

     Representatives of KPMG Peat Marwick LLP will be present at the Annual Meeting. They will be given an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders present at the Annual Meeting.

     UNLESS MARKED TO THE CONTRARY, THE SHARES REPRESENTED BY THE ENCLOSED PROXY CARD WILL BE VOTED FOR RATIFICATION OF THE APPOINTMENT OF KPMG PEAT MARWICK LLP AS THE INDEPENDENT AUDITORS OF THE COMPANY.

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF KPMG PEAT MARWICK LLP AS THE INDEPENDENT AUDITORS OF THE COMPANY.

                             ADDITIONAL INFORMATION

SHAREHOLDER PROPOSALS

     To be considered for inclusion in the Company's proxy statement and form of proxy relating to the 1999 Annual Meeting of Shareholders, a shareholder proposal must be received by the Secretary of the Company at the address set forth on the Notice of Annual Meeting of Shareholders not later than February 16, 1999. Any such proposal will be subject to 17 C.F.R. sec. 240.14a-8 of the Rules and Regulations under the Exchange Act.

NOTICE OF BUSINESS TO BE CONDUCTED AT A SPECIAL OR ANNUAL MEETING

     The Bylaws of the Company set forth the procedures by which a shareholder may properly bring business before a meeting of shareholders. Pursuant to the Bylaws, only business brought by or at the direction of the Board of Directors may be conducted at an annual meeting. The Bylaws of the Company provide an advance notice procedure for a shareholder to properly bring business before an annual meeting. The shareholder must give written advance notice to the Secretary of the Company not less than ninety (90) days before the date originally fixed for such meeting; provided, however, that in the event that less than one hundred (100) days notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be received not later than the close of business on the tenth day following the date on which the Company's notice to shareholders of the annual meeting date was mailed or such public disclosure was made. The advance notice by shareholders must include the shareholder's name and address, as they appear on the Company's record of shareholders, a brief description of the proposed business, the reason for conducting such business at the annual meeting, the class and number of shares of the Company's capital stock that are beneficially owned by such shareholder and any material interest of such shareholder in the proposed business. In the case of nominations to the Board of Directors, certain information regarding the nominee must be provided. Nothing in this paragraph shall be deemed to require the Company to include in its proxy statement or the proxy relating to any Annual Meeting any shareholder proposal which does not meet all of the requirements for inclusion established by the SEC in effect at the time such proposal is received.

OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING

     The Board of Directors knows of no business which will be presented for consideration at the Annual Meeting other than as stated in the Notice of Annual Meeting of Shareholders. If, however, other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

     Whether or not you intend to be present at the Annual Meeting, you are urged to return your proxy card promptly. If you are then present at the Annual Meeting and wish to vote your shares in person, your original proxy may be revoked by voting at the Annual Meeting. However, if you are a shareholder whose shares are not registered in your own name, you will need appropriate documentation from your recordholder to vote personally at the Annual Meeting.

     A COPY OF THE FORM 10-K (WITHOUT EXHIBITS) FOR THE FISCAL YEAR ENDED MARCH 31, 1998, AS FILED WITH THE SEC, WILL BE FURNISHED WITHOUT CHARGE TO SHAREHOLDERS OF RECORD UPON WRITTEN REQUEST TO PHILIP G. CAMPBELL, FIRSTFED AMERICA BANCORP, INC., ONE FIRSTFED PARK, SWANSEA, MASSACHUSETTS 02777.

                                          By Order of the Board of Directors


                                          /s/ Cecilia R. Viveiros

                                          Cecilia R. Viveiros
                                          Corporate Secretary

Swansea , Massachusetts
June 15, 1998

     YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE REQUESTED TO SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

                                                                      APPENDIX A

                    AMENDMENTS TO STOCK-BASED INCENTIVE PLAN
                    THE FIRSTFED AMERICA BANCORP, INC. 1997

     SECTION 6(D) OF THE PLAN SHALL BE DELETED IN ITS ENTIRETY AND REPLACED WITH THE FOLLOWING PARAGRAPH:

     (d) TERMINATION OF EMPLOYMENT OR SERVICE. Unless otherwise determined by the Committee, upon the termination of a Participant's employment or service for any reason other than Disability, death, Retirement, Change in Control, or Termination for Cause, the Participant's Non-statutory Stock Options shall be exercisable only as to those shares that were immediately exercisable by the Participant at the date of termination and only for a period of three (3) months following termination. Unless otherwise determined by the Committee, in the event of a Participant's termination of employment or service due to Disability or death, all Non-statutory Stock Options held by such Participant shall immediately become exercisable and remain exercisable for a period of three (3) years. Unless otherwise determined by the Committee, in the event of a Participant's Retirement, all Non-statutory Stock Options held by such Participant shall immediately become exercisable and remain exercisable for a period of three (3) years. In the event of a Participant's termination of employment or service within twenty-four (24) months of a Change in Control, all Non-statutory Stock Options held by such Participant shall immediately become exercisable as of the date of such termination and remain exercisable for a period of three (3) years. Unless otherwise determined by the Committee, in the event of a Participant's Termination for Cause, all rights under the Participant's Non-statutory Stock Options shall expire immediately upon the effective date of such Termination for Cause.

     SECTION 7(E) OF THE PLAN SHALL BE DELETED IN ITS ENTIRETY AND REPLACED WITH THE FOLLOWING PARAGRAPH:

     (e) TERMINATION OF EMPLOYMENT. Unless otherwise determined by the Committee, upon the termination of an Employee's employment for any reason other than Disability, death, Retirement, Change in Control, or Termination for Cause, the Employee's Incentive Stock Options shall be exercisable only as to those Incentive Stock Options that were immediately exercisable by the Employee at the date of termination and only for a period of three (3) months following such termination. Unless otherwise determined by the Committee, in the event of the termination of an Employee's service due to Disability or death, all unvested Incentive Stock Options held by such Employee shall immediately become exercisable and shall remain exercisable for three (3) years. Unless otherwise determined by the Committee, in the event of an Employee's Retirement, all Incentive Stock Options held by such Employee shall immediately become exercisable and shall remain exercisable for three (3) years. In the event of a Participant's termination of employment or service within twenty-four (24) months of a Change in Control, all Incentive Stock Options held by such Participant shall immediately become exercisable as of the date of such termination and remain exercisable for a period of three (3) years. Unless otherwise determined by the Committee, in the event of an Employee's Termination for Cause, all rights under such Employee's Incentive Stock Options shall expire immediately upon the effective date of such Termination for Cause. Any Option originally designated as an Incentive Stock Option shall be treated as a Non-Statutory Stock Options to the extent the Participant exercises such Option more than one (1) year following termination of employment as a result of death or Disability or more than three (3) months following the Participant's termination of employment for any other reason. Any Option which otherwise, by operation of this provision, does not meet the requirements of Section 422 of the Code, shall be considered a Non-statutory Stock Option.

     SECTION 9(C) OF THE PLAN SHALL BE DELETED IN ITS ENTIRETY AND REPLACED WITH THE FOLLOWING PARAGRAPH:

     (c) TERMINATION OF EMPLOYMENT OR SERVICE. Unless otherwise determined by the Committee, upon the termination of a Participant's employment or service for any reason other than Disability, death, Retirement, Change in Control, or Termination for Cause, the Participant's unvested Stock Awards as of the date of termination shall be forfeited and any rights the Participant had to such unvested Stock Awards shall become null and void. Unless otherwise determined by the Committee, in the event of a termination of the Participant's service due to Disability or death, all unvested Stock Awards held by such Participant shall immediately vest. Unless otherwise determined by the Committee, in the event of a Participant's Retirement, all unvested Stock Awards held by such Participant at Retirement shall immediately vest. In the event of a Participant's termination from employment or service within twenty-four (24) months of a Change in Control, all unvested Stock Awards held by such Participant shall immediately vest as of the date of such termination. Unless otherwise determined by the Committee, in the event of the Participant's Termination for Cause, all unvested Stock Awards held by such Participant as of the effective date of such Termination for Cause shall be forfeited and any rights such Participant had to such unvested Stock Awards shall become null and void.

                                                                      APPENDIX B

                         FIRSTFED AMERICA BANCORP, INC.
                             1998 STOCK OPTION PLAN

1.  DEFINITIONS.
    -----------

     (a) "Affiliate" means any "subsidiary corporation" of the Holding Company, as such term is defined in Section 424(f) of the Code.

     (b) "Award" means, individually or collectively, a grant under the Plan of Non-Statutory Stock Options, Incentive Stock Options, and Limited Rights.

     (c) "Award Agreement" means an agreement evidencing and setting forth the terms of an Award.

     (d) "Bank" means First Federal Savings Bank of America, Fall River, Massachusetts.

     (e) "Board of Directors" means the board of directors of the Holding
Company.

     (f) "Change in Control" means a change in control of the Holding Company or the Bank of a nature that (i) would be required to be reported in response to
Item 1 of the current report on Form 8-K, as in effect on the date hereof, pursuant to Sections 13 or 15(d) of the Exchange Act; (ii) results in a "change of control" or "acquisition of control" within the meaning of the regulations promulgated by the Office of Thrift Supervision ("OTS") (or its predecessor agency) found at 12 C.F.R. Part 574, as in effect on the date hereof; provided, however, that in applying the definition of change in control as set forth under such regulations the Board of Directors shall substitute its judgment for that of the OTS; or (iii) without limitation Change in Control shall be deemed to have occurred at such time as (A) any "person" (as the term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Association or the Holding Company representing 20% or more of the Association's or the Holding Company's outstanding securities except for any securities of the Association purchased by the Holding Company and any securities purchased by any tax-qualified employee benefit plan of the Association; or (B) individuals who constitute the Board of Directors on the date hereof (the "Incumbent Board") cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board, or whose nomination for election by the Holding Company's stockholders was approved by a nominating committee serving under the Incumbent Board, shall be, for purposes of this clause (B), considered as though he were a member of the Incumbent Board; or (C) a plan of reorganization, merger, consolidation, sale of all or substantially all the assets of the Association or the Holding Company or similar transaction occurs in which the Association or Holding Company is not the resulting entity; or (D) a solicitation of shareholders of the Holding Company, by someone other than the current management of the Holding Company, seeking stockholder approval of a plan of reorganization, merger or consolidation of the Holding Company or Association or similar transaction with one or more corporations, as a result of which the outstanding shares of the class of securities then subject to the plan are exchanged for or converted into cash or property or securities not issued by the Association or the Holding Company; or (E) a tender offer is made for 20% or more of the voting securities of the Association or the Holding Company.

     (g) "Code" means the Internal Revenue Code of 1986, as amended.

     (h) "Committee" means the committee designated by the Board of Directors, pursuant to Section 2 of the Plan.

     (i) "Common Stock" means the Common Stock of the Holding Company, par value, $.01 per share.

     (j) "Date of Grant" means the effective date of an Award.

     (k) "Disability" means any mental or physical condition with respect to which the Participant qualifies for and receives benefits for under a long-term disability plan of the Holding Company or an Affiliate, or in the absence of such a long-term disability plan or coverage under such a plan, "Disability" shall mean a physical or mental condition which, in the sole discretion of the Committee, is reasonably expected to be of indefinite duration and to substantially prevent the Participant from fulfilling his duties or responsibilities to the Holding Company or an Affiliate.

     (l) "Effective Date" means the date the Plan is adopted by the Board of Directors or ratified by shareholders, as provided for in Section 19 of the Plan.

     (m) "Employee" means any person employed by the Holding Company or an Affiliate. Directors who are employed by the Holding Company or an Affiliate shall be considered Employees under the Plan.

     (n) "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     (o) "Exercise Price" means the price at which a Participant may purchase a share of Common Stock pursuant to an Option.

     (p) "Fair Market Value" means the market price of Common Stock, determined by the Committee as follows:

          (i) If the Common Stock was traded on the date in question on The Nasdaq Stock Market then the Fair Market Value shall be equal to the last transaction price quoted for such date by The Nasdaq Stock Market;

          (ii) If the Common Stock was traded on a stock exchange on the date in question, then the Fair Market Value shall be equal to the closing price reported by the applicable composite transactions report for such date; and

          (iii) If neither of the foregoing provisions is applicable, then the Fair Market Value shall be determined by the Committee in good faith on such basis as it deems appropriate.

     Whenever possible, the determination of Fair Market Value by the Committee shall be based on the prices reported in THE WALL STREET JOURNAL. The Committee's determination of Fair Market Value shall be conclusive and binding on all persons.

     (q) "Holding Company" means FIRSTFED AMERICA BANCORP, INC.

     (r) "Incentive Stock Option" means a stock option granted to a Participant, pursuant to Section 7 of the Plan, that is intended to meet the requirements of
Section 422 of the Code.

     (s) "Limited Right" means an Award granted to a Participant pursuant to
Section 8 of the Plan.

     (t) "Non-Statutory Stock Option" means a stock option granted to a Participant pursuant to the terms of the Plan but which is not intended to be and is not identified as an Incentive Stock Option or a stock option granted under the Plan which is intended to be and is identified as an Incentive Stock Option but which does not meet the requirements of Section 422 of the Code.

     (u) "Option" means an Incentive Stock Option or Non-Statutory Stock Option.

     (v) "Outside Director" means a member of the Boards of Directors of the Holding Company or an Affiliate who is not also an Employee of the Holding Company or an Affiliate.

     (w) "Participant" means any person who holds an outstanding Award.

     (x) "Performance Award" means an Award granted to a Participant pursuant to
Section 9 of the Plan.

     (y) "Plan" means this FIRSTFED AMERICA BANCORP, INC. 1998 Stock Option
Plan.

     (z) "Retirement" means retirement from employment with the Holding Company or an Affiliate in accordance with the retirement policies of the Holding Company or Affiliate, as applicable, then in effect. "Retirement" with respect to an Outside Director means the termination of service from the Board of Directors of the Holding Company and any Affiliate following written notice to the Board of Directors of such Outside Director's intention to retire.

     (aa) "Termination for Cause" shall mean, in the case of an Outside Director, removal from the Board of Directors or, in the case of an Employee, unless defined differently under any employment agreement with the Holding Company or an Affiliate, termination of employment, because of a material loss to the Holding Company or an Affiliate, as determined by and in the sole discretion of the Board of Directors or its designee(s).

2.  ADMINISTRATION.
    --------------

     (a) The Committee shall administer the Plan. The Committee shall consist of two or more disinterested directors of the Holding Company, who shall be appointed by the Board of Directors. A member of the Board of Directors shall be deemed to be "disinterested" only if he satisfies (i) such requirements as the Securities and Exchange Commission may establish for non-employee directors administering plans intended to qualify for exemption under Rule 16b-3 (or its successor) under the Exchange Act and (ii) such requirements as the Internal Revenue Service may establish for outside directors acting under plans intended to qualify for exemption under Section 162(m)(4)(C) of the Code. The Board of Directors may also appoint one or more separate committees of the Board of Directors, each composed of one or more directors of the Holding Company or an Affiliate who need not be disinterested and who may grant Awards and administer the Plan with respect to Employees and Outside Directors who are not considered officers or directors of the Holding Company under Section 16 of the Exchange Act or for whom Awards are not intended to satisfy the provisions of Section 162(m) of the Code.

     (b) The Committee shall (i) select the Employees and Outside Directors who are to receive Awards under the Plan, (ii) determine the type, number, vesting requirements and other features and conditions of such Awards, (iii) interpret the Plan and (iv) make all other decisions relating to the operation of the Plan. The Committee may adopt such rules or guidelines as it deems appropriate to implement the Plan. The Committee's determinations under the Plan shall be final and binding on all persons.

     (c) Each Award shall be evidenced by a written agreement ("Award Agreement") containing such provisions as may be approved by the Committee. Each Award Agreement shall constitute a binding contract between the Holding Company or an Affiliate and the Participant, and every Participant, upon acceptance of the Award Agreement, shall be bound by the terms and restrictions of the Plan and the Award Agreement. The terms of each Award Agreement shall be in accordance with the Plan, but each Award Agreement may include such additional provisions and restrictions determined by the Committee, in its discretion, provided that such additional provisions and restrictions are not inconsistent with the terms of the Plan. In particular and at a minimum, the Committee shall set forth in each Award Agreement (i) the type of Award granted (ii) the Exercise Price of any Option, (iii) the number of shares subject to the Award,
(iv) the expiration date of the Award, (v) the manner, time, and rate (cumulative or otherwise) of exercise or vesting of such Award, and (vi) the restrictions, if any, placed upon such Award, or upon shares which may be issued upon exercise of such Award. The Chairman of the Committee and such other directors and officers as shall be designated by the Committee is hereby authorized to execute Award Agreements on behalf of the Company or an Affiliate and to cause them to be delivered to the recipients of Awards.

     (d) The Committee may delegate all authority for: (i) the determination of forms of payment to be made by or received by the Plan and (ii) the execution of any Award Agreement. The Committee may rely on the descriptions, representations, reports and estimates provided to it by the management of the Holding Company or an Affiliate for determinations to be made pursuant to the Plan, including the satisfaction of any conditions of a Performance Award. However, only the Committee or a portion of the Committee may certify the attainment of any conditions of a Performance Award intended to satisfy the requirements of Section 162(m) of the Code.

3.  TYPES OF AWARDS AND RELATED RIGHTS.
    ----------------------------------

     The following Awards may be granted under the Plan:

          (a) Non-Statutory Stock Options.

          (b) Incentive Stock Options.

          (c) Limited Rights.

4.  STOCK SUBJECT TO THE PLAN.
    -------------------------

     Subject to adjustment as provided in Section 14 of the Plan, the maximum number of shares reserved hereby for purchase pursuant to the exercise of Options and Option-related Awards granted under the Plan is 413,590, which number shall not exceed five percent (5%) of the outstanding shares of Common Stock as of the Effective Date. The shares of Common Stock issued under the Plan may be either authorized but unissued shares or authorized shares previously issued and acquired or reacquired by the Trust or the Bank, respectively. To the extent that Options are granted under the Plan, the shares underlying such Options will be unavailable for any other use including future grants under the Plan except that, to the extent that such Options terminate, expire, or are forfeited without having been exercised (in the case of Limited Rights, exercised for cash), new Awards may be made with respect to these shares.

5.  ELIGIBILITY.
    -----------

     Subject to the terms of the Plan, all Employees and Outside Directors shall be eligible to receive Awards under the Plan. In addition, the Committee may grant eligibility to consultants and advisors of the Holding Company or an Affiliate.

6.  NON-STATUTORY STOCK OPTIONS.
    ---------------------------

     The Committee may, subject to the limitations of this Plan and the availability of shares of Common Stock reserved but not previously awarded under the Plan, grant Non-Statutory Stock Options to eligible individuals upon such terms and conditions as it may determine to the extent such terms and conditions are consistent with the following provisions:

     (a) EXERCISE PRICE. The Committee shall determine the Exercise Price of each Non-Statutory Stock Option. However, the Exercise Price shall not be less than 100% of the Fair Market Value of the Common Stock on the Date of Grant.

     (b) TERMS OF NON-STATUTORY STOCK OPTIONS. The Committee shall determine the term during which a Participant may exercise a Non-Statutory Stock Option, but in no event may a Participant exercise a Non-Statutory Stock Option, in whole or in part, more than ten (10) years from the Date of Grant. The Committee shall also determine the date on which each Non-Statutory Stock Option, or any part thereof, first becomes exercisable and any terms or conditions a Participant must satisfy in order to exercise each Non-Statutory Stock Option. The shares of Common Stock underlying each Non-Statutory Stock Option may be purchased in whole or in part by the Participant at any time during the term of such Non-Statutory Stock Option, or any portion thereof, becomes exercisable.

     (c) NON-TRANSFERABILITY. Unless otherwise determined by the Committee in accordance with this Section 6(c), a Participant may not transfer, assign, hypothecate, or dispose of in any manner, other than by will or the laws of intestate succession, a Non-Statutory Stock Option. The Committee may, however, in its sole discretion, permit transferability or assignment of a Non-Statutory Stock Option if such transfer or assignment is, in its sole determination, for valid estate planning purposes and such transfer or assignment is permitted under the Code and Rule 16b-3 under the Exchange Act. For purposes of this
Section 6(c), a transfer for valid estate planning purposes includes, but is not limited to: (a) a transfer to a revocable intervivos trust as to which the Participant is both the settlor and trustee, (b) a transfer for no consideration to: (i) any member of the Participant's Immediate Family, (ii) any trust solely for the benefit of members of the Participant's Immediate Family, (iii) any partnership whose only partners are members of the Participant's

Immediate Family, and (iv) any limited liability corporation or corporate entity whose only members or equity owners are members of the Participant's Immediate Family, or (c) the FIRSTFED Charitable Foundation. For purposes of this Section 6(c), "Immediate Family" includes, but is not necessarily limited to, a Participant's parents, grandparents, spouse, children, grandchildren, siblings (including half bothers and sisters), and individuals who are family members by adoption. Nothing contained in this Section 6(c) shall be construed to require the Committee to give its approval to any transfer or assignment of any Non-Statutory Stock Option or portion thereof, and approval to transfer or assign any Non-Statutory Stock Option or portion thereof does not mean that such approval will be given with respect to any other Non-Statutory Stock Option or portion thereof. The transferee or assignee of any Non-Statutory Stock Option shall be subject to all of the terms and conditions applicable to such Non-Statutory Stock Option immediately prior to the transfer or assignment and shall be subject to any other conditions proscribed by the Committee with respect to such Non-Statutory Stock Option.

     (d) TERMINATION OF EMPLOYMENT OR SERVICE (GENERAL). Unless otherwise determined by the Committee, upon the termination of a Participant's employment or other service for any reason other than Retirement, Disability or death, a Change in Control, or Termination for Cause, the Participant may exercise only those Non-Statutory Stock Options that were immediately exercisable by the Participant at the date of such termination and only for a period of three (3) months following the date of such termination.

     (e) TERMINATION OF EMPLOYMENT OR SERVICE (RETIREMENT). Unless otherwise determined by the Committee, in the event of a Participant's Retirement, the Participant's may exercise only those Non-Statutory Stock Options that were immediately exercisable by the Participant at the date of Retirement and only for a period of three (3) years following the date of Retirement.

     (f) TERMINATION OF EMPLOYMENT OR SERVICE (DISABILITY OR DEATH). Unless otherwise determined by the Committee, in the event of the termination of a Participant's employment or other service due to Disability or death, all Non-Statutory Stock Options held by such Participant shall immediately become exercisable and remain exercisable for a period three (3) years following the date of such termination.

     (g) TERMINATION OF EMPLOYMENT OR SERVICE (CHANGE IN CONTROL). Unless otherwise determined by the Committee, in the event of the termination of a Participant's employment or service within twenty-four (24) months of a Change in Control, all Non-Statutory Stock Options held by such Participant shall immediately become exercisable and remain exercisable for a period of three (3) years following the date of such termination.

     (h) TERMINATION OF EMPLOYMENT OR SERVICE (TERMINATION FOR CAUSE). Unless otherwise determined by the Committee, in the event of a Participant's Termination for Cause, all rights with respect to the Participant's Non-Statutory Stock Options shall expire immediately upon the effective date of such Termination for Cause.

     (i) PAYMENT. Payment due to a Participant upon the exercise of a Non-Statutory Stock Option shall be made in the form of shares of Common Stock.

     (j) MAXIMUM INDIVIDUAL AWARD. No individual Employee shall be granted an amount of Non-Statutory Stock Options which exceeds 25% of all Options eligible to be granted under the Plan within any 12-month period.

7.  INCENTIVE STOCK OPTIONS.
    -----------------------

     The Committee may, subject to the limitations of the Plan and the availability of shares of Common Stock reserved but unawarded under this Plan, grant Incentive Stock Options to an Employee upon such terms and conditions as it may determine to the extent such terms and conditions are consistent with the following provisions:

     (a) EXERCISE PRICE. The Committee shall determine the Exercise Price of each Incentive Stock Option. However, the Exercise Price shall not be less than 100% of the Fair Market Value of the Common Stock on the Date of Grant; provided, however, that if at the time an Incentive Stock Option is granted, the Employee owns or is treated as owning, for purposes of Section 422 of the Code, Common Stock representing more than 10% of the total combined voting securities of the Holding Company ("10% Owner"), the Exercise Price shall not be less than 110% of the Fair Market Value of the Common Stock on the Date of Grant.

     (b) AMOUNTS OF INCENTIVE STOCK OPTIONS. To the extent the aggregate Fair Market Value of shares of Common Stock with respect to which Incentive Stock Options that are exercisable for the first time by an Employee during any calendar year under the Plan and any other stock option plan of the Holding Company or an Affiliate exceeds $100,000, or such higher value as may be permitted under Section 422 of the Code, such Options in excess of such limit shall be treated as Non-Statutory Stock Options. Fair Market Value shall be determined as of the Date of Grant with respect to each such Incentive Stock Option.

     (c) TERMS OF INCENTIVE STOCK OPTIONS. The Committee shall determine the term during which a Participant may exercise an Incentive Stock Option, but in no event may a Participant exercise an Incentive Stock Option, in whole or in part, more than ten (10)years from the Date of Grant; provided, however, that if at the time an Incentive Stock Option is granted to an Employee who is a 10% Owner, the Incentive Stock Option granted to such Employee shall not be exercisable after the expiration of five (5) years from the Date of Grant. The Committee shall also determine the date on which each Incentive Stock Option, or any part thereof, first becomes exercisable and any terms or conditions a Participant must satisfy in order to exercise each Incentive Stock Option. The shares of Common Stock underlying each Incentive Stock Option may be purchased in whole or in part at any time during the term of such Incentive Stock Option after such Option becomes exercisable.

     (d) NON-TRANSFERABILITY. No Incentive Stock Option shall be transferable except by will or the laws of descent and distribution and is exercisable, during his lifetime, only by the Employee to whom the Committee grants the Incentive Stock Option. The designation of a beneficiary does not constitute a transfer of an Incentive Stock Option.

     (e) TERMINATION OF EMPLOYMENT (GENERAL). Unless otherwise determined by the Committee, upon the termination of a Participant's employment or other service for any reason other than Retirement, Disability or death, a Change in Control, or Termination for Cause, the Participant may exercise only those Incentive Stock Options that were immediately exercisable by the Participant at the date of such termination and only for a period of three (3) months following the date of such termination.

     (f) TERMINATION OF EMPLOYMENT (RETIREMENT). Unless otherwise determined by the Committee, in the event of a Participant's Retirement, the Participant may exercise only those Incentive Stock Options that were immediately exercisable by the Participant at the date of Retirement and only for a period of three (3) years following the date of Retirement. Any Option originally designated as an Incentive Stock Option shall be treated as a Non-Statutory Stock Options to the extent the Participant exercises such Option more than three (3) months following the Date of the Participant's Retirement.

     (g) TERMINATION OF EMPLOYMENT (DISABILITY OR DEATH). Unless otherwise determined by the Committee, in the event of the termination of a Participant's employment or other service due to Disability or death, all Incentive Stock Options held by such Participant shall immediately become exercisable and remain exercisable for a period Three (3) years following the date of such termination. Any Option originally designated as an Incentive Stock Option shall be treated as a Non-Statutory Stock Options to the extent the Participant exercises such Option more than one (1) year following the Date of the Participant's Retirement.

     (h) TERMINATION OF EMPLOYMENT (CHANGE IN CONTROL). Unless otherwise determined by the Committee, in the event of the termination of a Participant's employment or service within twenty-four (24) months of a Change in Control, all Incentive Stock Options held by such Participant shall become immediately exercisable and remain exercisable for a period of three (3) years following the date of such termination. Any Option originally designated as an Incentive Stock Option shall be treated as a Non-Statutory Stock Options to the extent the Participant exercises such Option more than one (1) year following the Date of the Participant's Retirement.

     (i) TERMINATION OF EMPLOYMENT (TERMINATION FOR CAUSE). Unless otherwise determined by the Committee, in the event of an Employee's Termination for Cause, all rights under such Employee's Incentive Stock Options shall expire immediately upon the effective date of such Termination for Cause.

     (j) PAYMENT. Payment due to a Participant upon the exercise of an Incentive Stock Option shall be made in the form of shares of Common Stock.

     (k) MAXIMUM INDIVIDUAL AWARD. No individual Employee shall be granted an amount of Incentive Stock Options which exceeds 25% of all Options eligible to be granted under the Plan within any 12-month period.

     (l) DISQUALIFYING DISPOSITIONS. Each Award Agreement with respect to an Incentive Stock Option shall require the Participant to notify the Committee of any disposition of shares of Common Stock issued pursuant to the exercise of such Option under the circumstances described in Section 421(b) of the Code (relating to certain disqualifying dispositions), within 10 days of such disposition.

8.  LIMITED RIGHTS.
    --------------

     Simultaneously with the grant of any Option, the Committee may grant a Limited Right with respect to all or some of the shares of Common Stock covered by such Option, subject to the following terms and conditions:

     (a) TERMS OF RIGHTS. In no event shall a Limited Right be exercisable in whole or in part before the expiration of six (6) months from the Date of Grant of the Limited Right. A Limited Right may be exercised only in the event of a Change in Control. The Limited Right may be exercised only when the underlying Option is eligible to be exercised, and only when the Fair Market Value of the underlying shares on the day of exercise is greater than the Exercise Price of the underlying Option. Upon exercise of a Limited Right, the underlying Option shall cease to be exercisable and shall be terminated. Upon exercise or termination of an Option, any related Limited Rights shall terminate. The Limited Right is transferable only when the underlying Option is transferable and under the same conditions.

     (b) PAYMENT. Upon exercise of a Limited Right, the holder shall promptly receive from the Holding Company or an Affiliate an amount of cash equal to the difference between the Exercise Price of the underlying Option and the Fair Market Value of the Common Stock subject to such Option on the date the Limited Right is exercised, multiplied by the number of shares with respect to which such Limited Right is being exercised.

9.  PERFORMANCE AWARDS.
    ------------------

     (a) The Committee may determine to make any Award under the Plan contingent upon the satisfaction of any conditions related to the performance of the Holding Company, an Affiliate of the Participant. Each Performance Award shall be evidenced in the Award Agreement, which shall set forth the applicable conditions, the maximum amounts payable and such other terms and conditions as are applicable to the Performance Award. Unless otherwise determined by the Committee, each Performance Award shall be granted and administered to comply with the requirements of Section 162(m) of the Code and subject to the following provisions:

     (b) Any Performance Award shall be made not later than 90 days after the start of the period for which the Performance Award relates and shall be made prior to the completion of 25% of such period. All determinations regarding the achievement of any applicable conditions will be made by the Committee. The Committee may not increase during a year the amount of a Performance Award that would otherwise be payable upon satisfaction of the conditions but may reduce or eliminate the payments as provided for in the Award Agreement.

     (c) Nothing contained in the Plan will be deemed in any way to limit or restrict the Committee from making any Award or payment to any person under any other plan, arrangement or understanding, whether now existing or hereafter in effect.

     (d) No Award or portion thereof that is subject to the satisfaction of any condition shall be considered to be earned or vested until the Committee certifies in writing that the conditions to which the distribution, earning or vesting of such Award is subject have been achieved.

10.  GRANTS IN THE EVENT OF A CHANGE IN CONTROL.
     ------------------------------------------

     (a) In the event of a Change in Control, Options then available for grant under this Plan pursuant to Section 4 shall be automatically granted among those current Employees and current Outside Directors who have previously been granted Options under this Plan or the FIRSTFED AMERICA BANCORP, INC. 1997 Stock-Based Incentive Plan (the "1997 Plan"), as of the date of the Change in Control. The number of shares subject to Options to be granted to each such individual pursuant to this Section 10 shall be determined by multiplying the number of Options to purchase shares of Common Stock then available for grant to Employees and Outside Directors, respectively, pursuant to Section 4 by a fraction, the numerator of which is the number of Options to purchase shares of Common Stock previously granted to that individual under this Plan and the 1997 Plan (whether or not yet exercised), and the denominator of which is the total number of Options to purchase shares of Common Stock previously granted to all Employees (whether or not yet exercised), in the case of an Employee, and all current Outside Directors, in the case of an Outside Director, under this Plan and the 1997 Plan.

     (b) The Exercise Price for any Option granted pursuant to this Section 10 shall be the weighted average Exercise Price of all Options, as adjusted pursuant to Section 15, granted under this Plan or the 1997 Plan, whether such previously granted Option has been exercised or is exercisable or unexercisable, to the respective Employee or Outside Director prior to the Change in Control.

     (c) All Options granted pursuant to this Section 10 shall be 100% vested and exercisable upon the Participant's termination of employment or service following within twenty-four (24) months of a Change in Control and shall remain exercisable for a period of ten (10) years from the date of grant.

11.  DEFERRED PAYMENTS.
     -----------------

     The Committee, in its discretion, may permit a Participant to elect to defer receipt of all or any part of any cash or stock payment under the Plan, or the Committee may determine to defer receipt by some or all Participants, of all or part of any such payment. The Committee shall determine the terms and conditions of any such deferral, including the period of deferral, the manner of deferral, and the method for measuring appreciation on deferred amounts until their payout.

12.  METHOD OF EXERCISE OF OPTIONS.
     -----------------------------

     Subject to any applicable Award Agreement, any Option may be exercised by the Participant in whole or in part at such time or times, and the Participant may make payment of the Exercise Price in such form or forms, including, without limitation, payment by delivery of cash, Common Stock or other consideration (including, where permitted by law and the Committee, Awards) having a Fair Market Value on the exercise date equal to the total Exercise Price, or by any combination of cash, shares of Common Stock and other consideration, including exercise by means of a cashless exercise arrangement with a qualifying broker-dealer or a constructive stock swap, as the Committee may specify in the applicable Award Agreement.

13.  RIGHTS OF PARTICIPANTS.
     ----------------------

     No Participant shall have any rights as a shareholder with respect to any shares of Common Stock covered by an Option until the date of issuance of a stock certificate for such Common Stock. Nothing contained herein or in any Award Agreement confers on any person any right to continue in the employ or service of the Holding Company or an Affiliate or interferes in any way with the right of the Holding Company or an Affiliate to terminate a Participant's services.

14.  DESIGNATION OF BENEFICIARY.
     --------------------------

     A Participant may, with the consent of the Committee, designate a person or persons to receive, in the event of death, any Award to which the Participant would then be entitled. Such designation will be made upon forms supplied by and delivered to the Holding Company and may be revoked in writing. If a Participant fails effectively to designate a beneficiary, then the Participant's estate will be deemed to be the beneficiary.

15.  DILUTION AND OTHER ADJUSTMENTS.
     ------------------------------

     In the event of any change in the outstanding shares of Common Stock by reason of any stock dividend or split, recapitalization, merger, consolidation, spin-off, reorganization, combination or exchange of shares, or other similar corporate change, or other increase or decrease in such shares without receipt or payment of consideration by the Holding Company, or in the event an extraordinary capital distribution is made, the Committee may make such adjustments to previously granted Awards, to prevent dilution, diminution, or enlargement of the rights of the Participant, including any or all of the following:

          (a) adjustments in the aggregate number or kind of shares of Common Stock or other securities that may underlie future Awards under the Plan;

          (b) adjustments in the aggregate number or kind of shares of Common Stock or other securities underlying Awards already made under the Plan;

          (c) adjustments in the Exercise Price of outstanding Incentive and/or Non-statutory Stock Options, or any Limited Rights attached to such Options.

No such adjustments may, however, materially change the value of benefits available to a Participant under a previously granted Award. All Awards under this Plan shall be binding upon any successors or assigns of the Holding Company. Notwithstanding the above, in the event of an extraordinary capital distribution, any adjustment under this Section 15 shall be subject to required approval by the Office of Thrift Supervision.

16.  TAX WITHHOLDING.
     ---------------

     (a) Whenever under this Plan, cash or shares of Common Stock are to be delivered upon exercise of an Award or any other event with respect to rights and benefits hereunder, the Committee shall be entitled to require as a condition of delivery (i) that the Participant remit an amount sufficient to satisfy all federal, state, and local withholding tax requirements related thereto, (ii) that the withholding of such sums come from compensation otherwise due to the Participant or from any shares of Common Stock due to the Participant under this Plan or (iii) any combination of the foregoing provided, however, that no amount shall be withheld from any cash payment or shares of Common Stock relating to an Award which was transferred by the Participant in accordance with this Plan.

     (b) If any disqualifying disposition described in Section 7(k) is made with respect to shares of Common Stock acquired under an Incentive Stock Option granted pursuant to this Plan, or any transfer described in Section 6(c) is made, or any election described in Section 16 is made, then the person making such disqualifying disposition, transfer, or election shall remit to the Holding Company or its Affiliates an amount sufficient to satisfy all federal, state, and local withholding taxes thereby incurred; provided that, in lieu of or in addition to the foregoing, the Holding Company or its Affiliates shall have the right to withhold such sums from compensation otherwise due to the Participant, or, except in the case of any transfer pursuant to Section 6(c), from any shares of Common Stock due to the Participant under this Plan.

17.  NOTIFICATION UNDER SECTION 83(B).
     --------------------------------

     The Committee may, on the Date of Grant or any later date, prohibit a Participant from making the election described below. If the Committee has not prohibited such Participant from making such election, and the Participant shall, in connection with the exercise of any Option, or the grant of any Stock Award, make the election permitted under Section 83(b) of the Code (i.e., an election to include in such Participant's gross income in the year of transfer the amounts specified in Section 83(b) of the Code), such Participant shall notify the Committee of such election within 10 days of filing notice of the election with the Internal Revenue Service, in addition to any filing and notification required pursuant to regulations issued under the authority of
Section 83(b) of the Code.

18.  AMENDMENT OF THE PLAN AND AWARDS.
     --------------------------------

     (a) Except as provided in paragraph (c) of this Section 18, the Board of Directors may at any time, and from time to time, modify or amend the Plan in any respect, prospectively or retroactively; provided however, that provisions governing grants of Incentive Stock Options shall be submitted for shareholder approval to the extent required by such law or regulation. Failure to ratify or approve amendments or modifications by shareholders shall be effective only as to the specific amendment or modification requiring such ratification. Other provisions of this Plan will remain in full force and effect. No such termination, modification or amendment may adversely affect the rights of a Participant under an outstanding Award without the written permission of such Participant.

     (b) Except as provided in paragraph (c) of this Section 18, the Committee may amend any Award Agreement, prospectively or retroactively; provided, however, that no such amendment shall adversely affect the rights of any Participant under an outstanding Award without the written consent of such Participant.

     (c) In no event shall the Board of Directors amend the Plan or shall the Committee amend an Award Agreement in any manner that has the effect of:

          (i) Allowing any Option to be granted with an exercise below the Fair Market Value of the Common Stock on the Date of Grant.

          (ii) Allowing the exercise price of any Option previously granted under the Plan to be reduced subsequent to the Date of Award.

     (d) Notwithstanding anything in this Plan or any Award Agreement to the contrary, if any Award or right under this Plan would cause a transaction to be ineligible for pooling of interest accounting that would, but for such Award or right, be eligible for such accounting treatment, the Committee may modify or adjust the Award or right so that pooling of interest accounting is available.

19.  EFFECTIVE DATE OF PLAN.
     ----------------------

     The Plan shall become effective upon ratification by the Holding Company's shareholders or, if not so ratified, as of the date adopted by the Board of Directors. The failure to obtain shareholder ratification for such purposes will not effect the validity of the Plan and any Awards made under the Plan; provided, however, that if the Plan is not ratified by stockholders in accordance with IRS regulations, the Plan shall remain in full force and effect, unless terminated by the Board of Directors, and any Incentive Stock Options granted under the Plan shall be deemed to be Non-Statutory Stock Options and any Award intended to comply with Section 162(m) of the Code shall not comply with
Section 162(m) of the Code.

20.  TERMINATION OF THE PLAN.
     -----------------------

     The right to grant Awards under the Plan will terminate upon the earlier of: (i) ten (10) years after the Effective Date; (ii) the issuance of a number of shares of Common Stock pursuant to the exercise of Options or the distribution of Stock Awards which together with the exercise of Limited Rights is equivalent to the maximum number of shares reserved under the Plan as set forth in Section 4 hereof. The Board of Directors has the right to suspend or terminate the Plan at any time, provided that no such action will, without the consent of a Participant, adversely affect a Participant's vested rights under a previously granted Award.

21.  APPLICABLE LAW.
     --------------

     The Plan will be administered in accordance with the laws of the state of Delaware and applicable federal law.

                                REVOCABLE PROXY
                         FIRSTFED AMERICA BANCORP, INC.
                         ANNUAL MEETING OF SHAREHOLDERS

                                 JULY 21, 1998
                             2:00 P.M. EASTERN TIME

                              -------------------


          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Robert F. Stoico, Thomas A. Rodgers, Jr. and Anthony L. Sylvia or any one or more of them acting in the absence of others each with full power of substitution, to act as proxy for the undersigned, and to vote all shares of Common Stock of FIRSTFED AMERICA BANCORP, INC. (the "Company") which the undersigned is entitled to vote only at the Annual Meeting of Shareholders, to be held on July 21, 1998, at 2:00 p.m. Eastern Time, at The Westin Hotel, One West Exchange Street, Providence, Rhode Island 02903, and at any and all adjournments thereof, with all of the powers the undersigned would possess if personally present at such meeting as follows:

     1. The election as directors of all nominees listed (except as marked to the contrary below).

          Robert F. Stoico
          John S. Holden, Jr.

                                                  FOR ALL
          FOR            VOTE WITHHELD            EXCEPT
          ---            -------------            -------

          / /                / /                    / /


     INSTRUCTION: To withhold your vote for any individual nominee, mark "FOR ALL EXCEPT" and write that nominee's name on the line provided below.


--------------------------------------------------------------------------------


     2. The approval of the amendment of the FIRSTFED AMERICA BANCORP, INC. 1997 Stock-Based Incentive Plan.

          FOR            AGAINST            ABSTAIN
          ---            -------            -------

          / /              / /                / /

     3. The approval of the FIRSTFED AMERICA BANCORP, INC. 1998 Stock-Option
Plan.

          FOR            AGAINST            ABSTAIN
          ---            -------            -------

          / /              / /                / /


     4. The ratification of the appointment of KPMG Peat Marwick LLP as independent auditors of FIRSTFED AMERICA BANCORP, INC. for the fiscal year ending March 31, 1999.

          FOR            AGAINST            ABSTAIN
          ---            -------            -------

          / /              / /                / /

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE LISTED PROPOSALS.

     This proxy is revocable and will be voted as directed, but if no instructions are specified, this proxy will be voted FOR each of the proposals listed. If any other business is presented at the Annual Meeting, including whether or not to adjourn the meeting, this proxy will be voted by the proxies in their best judgment. At the present time, the Board of Directors knows of no other business to be presented at the Annual Meeting.


                                                Dated:
                                                       ------------------------



                                                -------------------------------
                                                SIGNATURE OF SHAREHOLDER




                                                -------------------------------
                                                SIGNATURE OF CO-HOLDER (IF ANY)



     The above signed acknowledges receipt from the Company prior to the execution of this proxy of a Notice of Annual Meeting of Shareholders and of a Proxy Statement dated June 15, 1998 and of the Annual Report to Shareholders.

     Please sign exactly as your name appears on this card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder may sign but only one signature is required.



                                  ------------


            PLEASE COMPLETE, DATE, SIGN AND PROMPTLY MAIL THIS PROXY
                     IN THE ENCLOSED POSTAGE-PAID ENVELOPE.